Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among
ZOVIO INC,
TUTORME, LLC,
LIMINEX, INC.
and
ZORRO HOLDCO, LLC
Dated May 23, 2022

Exhibit 2.1
TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS & INTERPRETATIONS		5
1.1	Certain Definitions.	5
1.2	Additional Definitions	20
1.3	Certain Interpretations	22
1.4	Seller Disclosure Letter	25

ARTICLE II THE TRANSACTION		25
2.1	The Transaction	25
2.2	Excluded Assets	26
2.3	Assumed Liabilities.	27
2.4	Excluded Liabilities	27
2.5	Consents and Waivers	29
2.6	Consideration	29
2.7	Closing	29
2.8	Pre-Closing Statement	31
2.9	Post-Closing Statement	32
2.10	Withholding Taxes	34
2.11	Post-Closing Compensatory Payments	34

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS		35
3.1	Financial Statements; Internal Controls; Indebtedness	35
3.2	No Undisclosed Liabilities	36
3.3	Absence of Certain Changes	36
3.4	Material Contracts	38
3.5	Real Property.	39
3.6	Environmental Matters	39
3.7	Intellectual Property	39
3.8	Tax Matters	43
3.9	Employee Plans	44
3.10	Labor Matters	46
3.11	Permits	47
3.12	Compliance with Laws	48
3.13	Legal Proceedings; Orders	48
3.14	Insurance.	49
3.15	Related Person Transactions	49
3.16	Conduct of Business	50
3.17	Brokers	50
3.18	Significant Customers and Suppliers	50
3.19	Title to and Sufficiency of Assets	50
3.20	Warranties	51
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Exhibit 2.1

3.21	Exclusivity of Representations and Warranties	51

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		52
4.1	Organization; Good Standing	52
4.2	Authority; Enforceability	52
4.3	Requisite Governmental Approvals	53
4.4	Parent Board Approval	53
4.5	Non-Contravention	53
4.6	Solvency	54

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		54
5.1	Organization; Good Standing	54
5.2	Authority; Enforceability	55
5.3	Requisite Governmental Approvals	55
5.4	Seller Board Approval	55
5.5	Non-Contravention	56
5.6	Solvency	56

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		56
6.1	Organization; Good Standing	56
6.2	Power; Enforceability	57
6.3	Non-Contravention	57
6.4	Requisite Governmental Approvals	57
6.5	Legal Proceedings; Orders	57
6.6	Ownership of Parent Capital Stock	58
6.7	Brokers	58
6.8	Exclusivity of Representations and Warranties	58

ARTICLE VII COVENANTS		59
7.1	Required SEC Filings and Other Matters	59
7.2	Employee Matters	59
7.3	Public Statements and Disclosure	61
7.4	Tax Covenants	61
7.5	Release	63
7.6	Covenants Regarding Information	64
7.7	Non-Competition; Non-Solicitation	65
7.8	Confidentiality	66
7.9	Mail and Other Communications	67
7.10	Payments To or From Third Parties	68
7.11	Wrong Pockets	68
7.12	Use of Name	68
7.13	Parent Guarantee	69
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Exhibit 2.1

7.14	Purchaser Parent Guarantee.	69
7.15	Payment of Liabilities	69
7.16	Dissolution and Wind-Down	70
7.17	Additional Covenants	70
7.18	Further Assurances	70

ARTICLE VIII INDEMNIFICATION		70
8.1	Indemnification by Seller Group	70
8.2	Indemnification by Purchaser	71
8.3	Indemnification Procedures	71
8.4	Effect of Insurance and Other Recoveries	74
8.5	Tax Treatment	74

ARTICLE IX GENERAL PROVISIONS.		74
9.1	No Survival of Representations and Warranties	74
9.2	Notices	74
9.3	Amendment	75
9.4	Waiver	75
9.5	Assignment	76
9.6	Entire Agreement	76
9.7	Third Party Beneficiaries	76
9.8	Severability	76
9.9	Remedies	76
9.10	Governing Law	77
9.11	Consent to Jurisdiction	77
9.12	WAIVER OF JURY TRIAL	77
9.13	Counterparts	78
9.14	No Limitation	78

EXHIBITS
Exhibit A	Bill of Sale
Exhibit B	Assumption Agreement
Exhibit C	Assignment of Intellectual Property
Exhibit D	Assignment of Contracts
Exhibit E	AZ Agreement
Exhibit F	Pay-Off Documents
Exhibit G	Transition Services Agreement
Exhibit H	Escrow as a Services Access Agreement Termination
Exhibit I	UAGC Exclusivity Termination and Waiver
Exhibit J	Change of Control Payment Releases

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Exhibit 2.1
ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 23, 2022, by and among Zovio Inc, a Delaware corporation (“Parent”), TutorMe, LLC, a California limited liability company and a wholly-owned subsidiary of Parent (“Seller” and together with Parent, the “Seller Group”), Liminex, Inc., a Delaware corporation (“Purchaser Parent”), and Zorro Holdco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Purchaser Parent (“Purchaser”). Each of Parent, Seller and Purchaser are sometimes referred to herein as a “Party”, and collectively, the “Parties”. All capitalized terms that are used but not otherwise defined in this Agreement have the meanings given to them in ARTICLE I.
RECITALS
A. Seller is operating an online tutoring solution that connects students with tutors on Seller’s online platform, and allows tutors to review written papers submitted by students (the “Business”);
B. The board of managers of Seller (the “Seller Board”) has: (i) determined that it is in the best interests of Seller and its sole member, Parent, and declared it advisable, to enter into this Agreement providing for the sale by Seller of all of its right, title and interest in, to and under the Purchased Assets (as defined below), the assignment of the Assumed Liabilities (as defined below) and the other transactions contemplated by this Agreement (the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement; and (ii) approved the execution and delivery of this Agreement and each Transaction Document (as defined below) to which Seller is a party, the performance by Seller of its covenants and other obligations in this Agreement and each Transaction Document to which Seller is a party, and the consummation by Seller of the Transactions upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents, as applicable;
C. The board of directors of Parent (the “Parent Board”) has: (i) determined that it is in the best interests of Parent, as the sole member of Seller, and the Parent Stockholders (as defined below), and declared it advisable, to enter into (A) this Agreement and the Transaction Documents to which Parent is a party, and (ii) approved the execution and delivery of this Agreement and each Transaction Document to which Parent is a party, the performance by Parent of its covenants and other obligations in this Agreement and each Transaction Document to which it is a party, including as a guarantor of Seller’s obligations hereunder and thereunder following the Closing pursuant to Section 7.13, and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents to which it is a party, as applicable.
D. The Purchaser Board has: (i) declared it advisable to enter into this Agreement and the Transaction Documents to which it is a party, and (ii) approved the execution and delivery of this Agreement and the Transaction Documents to which it is a party by Purchaser, the performance by Purchaser of its covenants and other obligations hereunder and thereunder, and the consummation by Purchaser of the Transactions upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents to which it is a party, as applicable.

Exhibit 2.1
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties therefore agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:
(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
(b) “Anti-Corruption Laws” means all U.S. and non-U.S. Applicable Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.
(c) “Asset Tax” means any ad valorem, property, excise, severance, production, sales, use, value-added, goods and services, gross receipts, registration, stamp duty, transfer, documentary and similar Taxes based upon or measured by the ownership or operation of the Purchased Assets but excluding, for the avoidance of doubt, any income Taxes.
(d) “Bankruptcy Laws” means the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, the Uniform Voidable Transactions Act, or any other debtor relief law or insolvency law (whether statutory, common law, case law or otherwise).
(e) “Base Purchase Price” shall mean Fifty-Five Million Dollars ($55,000,000).
(f) “Business Contract” means any Contract that is primarily related to the conduct of the Business or the Purchased Assets, other than the Contracts set forth on Schedule 1.1 – Excluded Business Contracts.
(g) “Business Day” means each day that is not a Saturday, Sunday, or other day on which banking institutions in Los Angeles, California generally are closed.
(h) “Business Employee” means any employee of Parent, Seller or any of their respective Subsidiaries who is exclusively employed in the Business as of the Closing Date.
(i) “Business Intellectual Property” means any Intellectual Property that is owned or purported to be owned by Seller or its Subsidiary and related to, used or held for use in connection with the Business.
(j) “Business Material Adverse Effect” means any change, event, violation, inaccuracy, development, occurrence, effect, or circumstance (each, an “Effect”) that,

Exhibit 2.1
individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, assets and liabilities, properties, financial condition, or results of operations of the Business provided that, none of the following (by themselves or when aggregated) will be deemed to be or constitute a Business Material Adverse Effect or will be taken into account when determining whether a Business Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i) changes in general economic conditions in the United States, or changes in conditions in the global economy generally (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business relative to other Persons operating in the industries in which the Business operates, in which case the full adverse impact may be taken into account in determining whether a Business Material Adverse Effect has occurred);
(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States, including: (A) changes in interest rates or credit ratings in the United States; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business relative to other Persons operating in the industries in which the Business operates, in which case the full adverse impact may be taken into account in determining whether a Business Material Adverse Effect has occurred);
(iii) changes in general business conditions affecting the industries in which the Business operates (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business, taken as a whole, relative to other Persons operating in the industries in which the Business operates, in which case the full adverse impact may be taken into account in determining whether a Business Material Adverse Effect has occurred);
(iv) changes in general regulatory, legislative or political conditions in the United States (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business relative to other Persons operating in the industries in which the Business operates, in which case the full adverse impact may be taken into account in determining whether a Business Material Adverse Effect has occurred);
(v) any geopolitical conditions, outbreak of hostilities, civil unrest, civil disobedience, acts of war, sabotage, cyberattack, cybercrime, terrorism or military actions (including any escalation or worsening of any of the foregoing) in the United States, including an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business, relative to other Persons operating in the industries in which the Business operates, in which case the full adverse impact may be taken into account in determining whether a Business Material Adverse Effect has occurred);

Exhibit 2.1
(vi) earthquakes, hurricanes, tsunamis, tornadoes or other natural disasters or other force majeure events in the United States (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities in the United States) (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business relative to other Persons operating in the industries in which the Business operates, in which case the full adverse impact may be taken into account in determining whether a Business Material Adverse Effect has occurred);
(vii) pandemics (including the COVID-19 pandemic), epidemics, contagious disease outbreaks or other comparable events (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures)) (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business relative to other Persons operating in the industries in which the Business conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Business Material Adverse Effect has occurred);
(viii) any Effect directly resulting from COVID-19 or any COVID-19 Measures; or
(ix) any failure, in and of itself, by the Business to meet (A) any estimates or expectations of the Business’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a Business Material Adverse Effect and may be taken into consideration when determining whether a Business Material Adverse Effect has occurred).
(k) “Business Records” means all books, records, ledgers and files or other similar information of Seller Group or any of its Subsidiaries (in any form or medium, including, without limitation, all information in electronic form and whether stored on discs, tapes, drives, servers or other, and including e-mail communications), (i) to the extent related to Seller, that are primarily related to, primarily used or primarily held for use in connection with, the Business, and (ii) to the extent related to Parent or any of its Subsidiaries other than Seller, that are exclusively related to, exclusively used or exclusively held for use in connection with, the Business, including, in each case, as applicable, all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, copies of Tax Returns for Asset Taxes (to the extent commercially feasible for Seller Group to locate and transfer to Purchaser after due effort by Seller Group to locate and transfer such copies to Purchaser), data books, Intellectual Property disclosures and information, media materials, accounting records and litigation files (but excluding the organization documents, minute and stock record books and corporate seal of Seller and its Subsidiaries).

Exhibit 2.1
(l) “Business Registered Intellectual Property” means all of the Business Intellectual Property that is Registered Intellectual Property.
(m) “Business Software” means computer software (including source code, object code, and firmware) that embodies all or any part of the Business Intellectual Property or makes up a product or service offered by the Business to end users or customers.
(n) “Business Systems” means all software (including Business Software), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for Seller Group or any of their respective Subsidiaries in the conduct of the Business.
(o) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.
(p) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).
(q) “Closing Consideration” means (a) the Base Purchase Price, minus (b) the Negative Net Working Capital Adjustment Amount (if any), minus (c) the Deducted Indebtedness, minus (d) Deferred Revenue Adjustment.
(r) “Closing Net Working Capital” means (i) the Current Assets minus (ii) the Current Liabilities, in each case, as of the Reference Time.
(s) “Code” means the Internal Revenue Code of 1986, as amended.
(t) “Confidentiality Agreement” means the confidentiality letter agreement, dated February 18, 2022, between Seller, GoGuardian, Inc. and Sumeru Equity Partners L.P.
(u) “Consent” means any consent, approval, clearance, waiver, Permit, or order.
(v) “Contract” means any contract, lease, sublease, license, sublicense, indenture, note, bond, agreement, credit agreement, mortgage, evidence of indebtedness, guarantee, undertaking, arrangement, commitment, promise, sales order, purchase order, letter of intent or other obligation or binding instrument.
(w) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).
(x) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health

Exhibit 2.1
Organization, in each case, in connection with or in response to COVID-19, the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof, the Consolidated Appropriations Act, 2021, the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), and including, in each case, any changes in any such Law, directive, guideline, response or recommendation.
(y) “Current Assets” means the sum of the current assets of the Business as of the Reference Time, calculated in accordance with the Accounting Principles, but excluding any asset to the extent consisting of any Excluded Asset.
(z) “Current Liabilities” means the sum of the current liabilities of the Business as of the Reference Time, calculated in accordance with the Accounting Principles but excluding any liability to the extent consisting of any Excluded Liability.
(aa) “Deducted Indebtedness” means, (i) the principal amount of, accrued and unpaid interest on, and prepayment penalties and other fees payable in connection with the outstanding Indebtedness of the Seller Group (the “Payoff Indebtedness”) pursuant to that certain Financing Agreement, dated as of April 14, 2022, by and among Parent, the Subsidiaries of Parent party thereto, the lenders party thereto and Blue Torch Finance LLC, as administrative agent and collateral agent for the lenders (as amended, restated, modified or supplemented); and (ii) in each case, to the extent not fully paid by the Seller Group prior to the expiration of the first two payroll cycles following the Closing Date, (A) all liabilities for any accrued but unpaid annual bonuses for any current or former employee, officer, director or other Service Provider of the Business for any prior fiscal years and for the period commencing on the first day of the current fiscal year and ending on the Closing Date, and the employer portion of any payroll, social security, unemployment or similar Taxes (“Employment Taxes”) imposed on such amount (such aggregate amount in this clause (A), the “Bonus Obligations”), provided, that the Bonus Obligations shall specifically exclude the Change of Control Bonuses; (B) all liabilities for any earned but unpaid commissions for any current or former employee, officer, director or other Service Provider of the Business as of immediately prior to the Closing, and the Employment Taxes imposed on such amount (such aggregate amount in this clause (B), the “Commission Obligations”); and (C) the Bonus Payments (as defined in (x) the Letter Agreement re: TutorMe Sale Bonus, by and between Zovio Inc and Myles Hunter, dated as of December 18, 2021 and (y) the Letter Agreement re: TutorMe Sale Bonus, dated as of December 19, 2021, by and between Zovio Inc and Victor Kotseruba (collectively, the “Change of Control Bonuses”); provided that, for purposes of calculating Deducted Indebtedness solely as of the Closing Date pursuant to Section 2.8, the balances of all items in clause (ii) shall be $0.
(bb) “Debt Financing” means that certain Second Amendment to Credit Agreement, dated as of the date hereof, by and among, inter alia, Liminex, Inc., and Golub Capital LLC.
(cc) “Debt Financing Sources” means the Persons, if any, that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Financing or alternative debt financing in connection with the Transactions (and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto), together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns. It is

Exhibit 2.1
understood and agreed that the Purchaser Related Parties will not be Debt Financing Sources for any purposes of this Agreement.
(dd) “Deferred Revenue Adjustment” means $243,179.83, which amount represents a certain agreed upon portion of Seller’s deferred revenue as of the Closing Date which, pursuant to GAAP and without taking into account any purchase accounting adjustments to be made by Purchaser in connection with the Transaction, will be treated as being earned more than one year after the Closing Date. For the avoidance of doubt, such “Deferred Revenue Adjustment” amount is not subject to adjustment pursuant to Section 2.9.
(ee) “DGCL” means the Delaware General Corporation Law.
(ff) “Environmental Law” means all applicable federal, national, state, provincial or local Laws relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
(gg) “ERISA” means the Employee Retirement Income Security Act of 1974.
(hh) “ERISA Affiliate” means any Person under common control with the Seller Group or that, together with the Seller Group, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(ii) “Exchange Act” means the Securities Exchange Act of 1934.
(jj) “Excluded Businesses” means all of the former, present or future businesses of Parent, Seller and any of their respective Subsidiaries and Affiliates, other than the Business.
(kk) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.
(ll) “Fraud” means actual and intentional fraud (i.e., with scienter) and expressly excludes fraud based on negligence or recklessness, with respect to the making of the representations and warranties set forth in ARTICLE III, ARTICLE IV, ARTICLE V or ARTICLE VI. It is understood and agreed that, for purposes of determining whether Fraud has been committed by the Seller Group, the representations and warranties set forth in ARTICLE III, ARTICLE IV or ARTICLE V are intended to (and are made in order to) induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby and Purchaser’s reliance on such representations and warranties is (and shall be deemed to be) justifiable reliance. It is understood and agreed that, for purposes of determining whether Fraud has been committed by Purchaser, the representations and warranties set forth in ARTICLE VI are intended to (and are made in order to) induce Seller Group to enter into this Agreement and consummate the transactions contemplated hereby and the Seller Group’s reliance on such representations and warranties is (and shall be deemed to be) justifiable reliance.
(mm) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(nn) “Governmental Authority” means any federal, national, state, provincial, municipal, city, county or local, whether domestic or foreign, government, political

Exhibit 2.1
subdivision, or any court of competent jurisdiction, administrative agency, board, branch, authority, bureau, department, entity or commission of any governmental authority or other governmental or quasi-governmental authority or instrumentality or any body exercising or entitled to exercise any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature, or any arbitrator, court or tribunal of competent jurisdiction (public or private), whether domestic, foreign, or supranational.
(oo) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products.
(pp) “Indebtedness” means, without duplication, any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable or incurred, in each case, prior to or on the Closing Date and in connection with (i) all obligations of the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business for borrowed money, or with respect to any deposits or advances of any kind to the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business, including any credits or future reimbursements due to customers (for the avoidance of doubt, excluding any deferred revenue); (ii) all obligations of the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business, evidenced by any bonds, debentures, mortgage, notes or other similar instrument or debt security; (iii) net cash payment obligations of the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (iv) reimbursement obligations with respect to letters of credit, bank guarantees, surety bonds, performance bonds, bankers’ acceptances, and other similar contractual obligations, entered into by or on behalf of the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business (in each case, solely to the extent drawn); (v) with respect to leases that are recorded as capital or finance leases in the Financial Statements or in accordance with GAAP (excluding, for the avoidance of doubt, leases which were, prior to January 1, 2022, classified by the Seller, in accordance with GAAP, as operating leases); (vi) all obligations for unpaid management, advisory, director or similar fees or reimbursable expenses; (vii) all obligations for any deferred purchase price of stock, assets, property, equipment, goods, services, or business (including without limitation, any earnouts, contingent purchase price, post-closing true-ups and any related transaction costs, milestone or similar obligations related to past acquisitions completed prior to the date of this Agreement); (viii) any off-balance sheet liabilities (excluding operating leases); (ix) any unfunded liability relating to any deferred compensation or defined benefit pension plans (determined on a termination basis); (x) all obligations for any unpaid salary and other amounts owed by the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business, in connection with employment or engagement of any employee or any other Service Provider by the Business, in each case prior to the Closing (including, the Employment Taxes), whether or not payable in connection with the Transaction, including, in each case, the

Exhibit 2.1
aggregate amount of the employer portion of any Employment Taxes related thereto; (xi) all intercompany indebtedness owed by the Business to Seller or any of its Affiliates as of the Closing Date; (xii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business (even though the rights and remedies of the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business or lender under such agreement in the event of default are limited to repossession or sale of such property); (xiii) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or property owned or acquired by the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business, whether or not the obligations secured thereby have been assumed; (xiv) all obligations for (x) any amounts borrowed by the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business under the CARES Act, or (y) for any employer social security and similar Taxes deferred by the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business under the CARES Act; and (xv) all guarantees and arrangements having the economic effect of a guarantee of the Business or the Seller Group or any of their respective Subsidiaries, in each case, in connection with the Business of any Indebtedness of any other Person of a type described in clauses (i) through (xiv). For the avoidance of doubt, any amount that constitutes Deducted Indebtedness and is actually deducted from the Closing Consideration pursuant to this Agreement shall not be deemed to be Indebtedness.
(qq) “Intellectual Property” means any and all rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not) and patent disclosures (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other corresponding rights in work of authorship, data, databases, software and moral rights (“Copyrights”); (iii) trademarks, trade names, logos, symbols, trade dress, and service marks, social media handles and accounts, and other indicia of origin and registrations, applications (including intent-to-use applications), extensions and renewals therefor and any and all goodwill associated with and symbolized by any of the foregoing items (“Marks”); (iv) trade secrets rights and corresponding rights in confidential or proprietary information, know-how, technology, technical data, proprietary processes and formulae, algorithms, layouts, designs, specifications, methods, customer lists and supplier lists (“Trade Secrets”); (v) rights in Internet domain name registrations (“Domain Names”); and (vi) any similar, corresponding or equivalent rights to any of the foregoing.
(rr) “International Trade Laws” means all applicable economic sanctions, export controls, import and custom restrictions and anti-boycott regulations, including, without limitation, those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, the U.S. Department of Homeland Security, and the U.S. Department of State or other applicable sanctions authority of any foreign jurisdiction.
(ss) “IRS” means the United States Internal Revenue Service.

Exhibit 2.1
(tt) “Knowledge of Seller” with respect to any matter in question, means, the actual knowledge as of the date of this Agreement of the employees of the Seller Group that are set forth on Section 1.1(tt) of the Seller Disclosure Letter, in each case after reasonable inquiry of their direct reports. With respect to matters involving the Business Intellectual Property, Knowledge of Seller does not require Seller Group or any of its directors, officers, or employees to have conducted or have obtained any freedom to operate opinions or any Intellectual Property clearance searches.
(uu) “Knowledge of Purchaser” with respect to any matter in question, means, the actual knowledge as of the date of this Agreement of Michael Jonas, in each case after reasonable inquiry of their direct reports.
(vv) “Law” means any statute, law (including common law), ordinance, rule, regulation, or stock exchange listing requirement.
(ww) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, examination, mediation, audit, inquiry, demand, hearing, petition, arbitration or other similarly formal legal proceeding, whether civil, criminal, administrative, investigative or appellate and whether at law or in equity, brought by or pending before, or otherwise involving any Governmental Authority, arbitrator, mediator, or other tribunal.
(xx) “Liabilities” means, any and all liabilities and obligations of every kind, character and description, whether known or unknown, direct or indirect, fixed or contingent, disclosed or undisclosed, liquidated or unliquidated, foreseeable or unforeseeable, anticipated or unanticipated, suspected or unsuspected, matured or unmatured, accrued or unaccrued, asserted or unasserted, determined or conditional, express or implied, and whether vicarious, derivative, joint, several or secondary, and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
(yy) “Liens” means liens, security interests, charges, encumbrances, claims, limitations, conditions, equitable interests, leases, subleases, mortgages, deeds of trust, options, pledges, easements, encroachments, rights of first refusal or offer, license, adverse claims or restrictions of any kind, including any restrictions on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
(zz) “Lookback Date” means April 3, 2019.
(aaa) “Material Contract” means any of the following Contracts (other than a Seller Benefit Plan):
(i) any (A) Contract with a Significant Customer; or (B) Contract with a Significant Supplier;
(ii) the IP Contracts;
(iii) any Contract containing any covenant materially limiting the rights of the Business or the Purchased Assets to (A) engage in or compete with any Person in any line of business, (B) sell to or purchase products or services from any Person, including pursuant to a “most favored nation” or exclusivity provision, or (C) solicit for business any customers, suppliers or other business relations of any Person or solicit for hire or hire any

Exhibit 2.1
employees of any Person, in each case that would so limit the rights of Purchaser or the Business after the Closing Date, but in each case excluding customary confidentiality agreements entered into in the ordinary course of business;
(iv) any Contract (A) relating to the disposition or acquisition of assets by the Business with a value greater than $50,000 after the date of this Agreement other than in the ordinary course of business or any Contract relating to a completed disposition or acquisition pursuant to which the Business has any material ongoing obligations (including remaining indemnification or other contingent payment obligations); or (B) pursuant to which the Business will, or has the right to, acquire any ownership interest in any Person after the date of this Agreement;
(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness, the borrowing of money by, or extension of credit to, or relating to, the Business or the Purchased Assets, in each case in excess of $50,000 and other than accounts receivables and payables in the ordinary course of business;
(vi) any Contract with any Seller Related Parties by which any of the Purchased Assets or the Business are bound or affected;
(vii) any partnership, joint venture Contract with, involving or binding on, the Business or the Purchased Assets (including any Contracts that involve the sharing of profits and losses with another Person);
(viii) any Contract that is an agreement in resolution or settlement of a dispute that imposes any monetary or material non-monetary obligations on the Business after the date of this Agreement;
(ix) other than Contracts with customers entered into in the ordinary course of business and Seller Benefits Plans, any Contract of the Business involving (A) annual payments of $50,000 or more and (B) aggregate payments of $150,000 or more, in each case that cannot be cancelled by the Business without payment of any penalty upon notice of ninety (90) days or less;
(x) any Contract containing right of first refusal or right of first offer obligations or restrictions that are binding on the Business or the Purchased Assets;
(xi) all Contracts (A) for the employment or engagement of any director or, officer, employee or consultant of the Business whose annual base salary exceeds $150,000, or (B) providing for severance, retention, change of control, or transaction related payments or benefits to any director, officer, employee, consultant or independent contractors of the Business;
(xii) any Contract of the Business with any labor union, labor organization, works council or other employee representative (including, without limitation, any collective bargaining agreement);
(xiii) any Contract of the Business providing for accelerated vesting or payment upon the execution of this Agreement or in connection with the Transactions;

Exhibit 2.1
(xiv) any Contract that requires or provides for capital expenditures (or series of capital expenditures) by the Business in an amount in excess of $100,000 individually;
(xv) any power of attorney granted by the Seller Group to a third party that is not a Representative of the Seller Group, relating to, or involving, or binding on, the Business;
(xvi) all Contracts of Parent or any of its direct or indirect Subsidiaries other than Seller that are primarily related to the Business or the Purchased Assets; and
(xvii) other than Contracts with customers entered into in the ordinary course of business and other than Seller’s corporate credit facilities and any Seller Benefit Plan, all Contracts involving estimated aggregate consideration to be paid or received in the twelve (12) months following the date hereof in excess of $100,000 that cannot be cancelled without penalty or without more than 180 days’ notice.
(bbb) “Nasdaq” means The Nasdaq Stock Market LLC.
(ccc) “Negative Net Working Capital Adjustment Amount” shall mean, in the event that (A) Closing Net Working Capital is less than (B) the sum of (x) Working Capital Buffer plus (y) Working Capital Target (such amount expressed as a negative number), the amount of such difference.
(ddd) “Order” means any order, injunction, judgment, decree, writ, ruling, assessment, stipulation, determination, award or, or by, or any settlement under the jurisdiction of, a Governmental Authority.
(eee) “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person, and (ii) all by-laws, regulations, voting agreements, statutory books and registers, resolutions and similar documents, instruments or Contracts relating to the organization or governance of such Person, in each case, as amended or supplemented.
(fff) “Parent SEC Disclosures” means, to the extent publicly available prior to the date of this Agreement, disclosures in any forms, reports and documents that Parent has filed with the SEC since January 1, 2021 (together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference), other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are non-specific, predictive, cautionary or forward-looking in nature.
(ggg) “Parent Stockholders” means the holders of shares of capital stock of Parent.
(hhh) “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, authorizations, exemptions, orders, and approvals from Governmental Authorities.

Exhibit 2.1
(iii) “Permitted Lien” means any of the following: (i) statutory Liens for current Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens or security interests that are created in the ordinary course of business consistent with past practice and (a) do not secure any amounts that are yet delinquent or (b) that are being contested in good faith and by appropriate proceedings properly instituted and diligently conducted and for which adequate reserves with respect thereto are maintained; (iii) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) non-exclusive licenses to Business Intellectual Property granted to customers in the ordinary course of business of the Business in connection with its products or services on Seller’s form end user or customer Contract; and (vi) Liens imposed by applicable Law (other than Tax Laws).
(jjj) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization, or entity.
(kkk) “Personal Property” means all equipment, furniture, furnishings, office supplies, computer hardware and other tangible personal property owned or leased by Seller Group and primarily related to, primarily used or primarily held for use in connection with the Business.
(lll) “Prepaid Items” means all prepaid expenses, advance payments, refunds and other prepaid items of Seller primarily arising from or primarily related to the Business (including those items relating to Asset Taxes).
(mmm) “Purchaser Board” means the board of directors of Purchaser.
(nnn) “Purchaser Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Purchaser Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or the ability of Purchaser to perform their respective covenants and obligations pursuant to this Agreement or the other Transaction Documents to which it is a party.
(ooo) “Purchaser Related Parties” means, collectively, (i) Purchaser and each of its Subsidiaries; and (ii) the former, current, and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, and assignees of each of Purchaser, its Subsidiaries, and each of their respective Affiliates.
(ppp) “Receivables” means all accounts receivable, notes receivable, loan receivables, advances and other receivables (whether or not current and including any amounts

Exhibit 2.1
received by Seller Group in connection with the Business or the Purchased Assets after the Closing) primarily arising from or primarily related to the Business or the Purchased Assets.
(qqq) “Reference Time” means 12:01 AM Eastern Time on the Closing Date.
(rrr) “Registered Intellectual Property” means all (i) issued and applied for Patents; (ii) registered and applied for Marks; (iii) registered and applied for Copyrights; and (iv) all registered Domain Names.
(sss) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, representatives, accountants, attorneys and advisors of a Party.
(ttt) “Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Purchased Assets or the Assumed Liabilities, including: (i) all rights under any Business Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Business Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; (iii) all rights under all guarantees, warranties, indemnities and insurance policies primarily arising from or primarily related to the Business, the Purchased Assets or the Assumed Liabilities; and (iv) all claims, causes of action, judgments, reimbursements, and demands primarily related to the Business, the Purchased Assets or the Assumed Liabilities.
(uuu) “R&W Policy” means a buy-side representations and warranties insurance policy related to this Agreement obtained by Purchaser or its Affiliates in connection with the Transactions.
(vvv) “Sanctioned Country” means any country or region that is or was in the last five years the subject or target of comprehensive sanctions or an economic embargo under International Trade Laws (including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic (DNR), and Luhansk People’s Republic (LNR) regions of Ukraine).
(www) “Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under International Trade Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the U.S. Department of Treasury Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); or the UN Consolidated List, maintained by the UN Security Council Committee; or (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i) so as to subject the person to sanctions.
(xxx) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

Exhibit 2.1
(yyy) “SEC” means the United States Securities and Exchange Commission.
(zzz) “Securities Act” means the Securities Act of 1933.
(aaaa) “Seller Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, stock option, stock purchase, restricted stock unit, restricted stock, stock appreciation rights, phantom equity, or other equity-based award, performance award, incentive compensation, profit sharing, savings, retirement, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, severance, termination pay, post-employment or retirement benefits, retention, change of control compensation, and other similar fringe, welfare or other employee benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is sponsored, maintained, contributed to or required to be contributed to for the benefit of any Service Provider.
(bbbb) “Seller Financial Advisor” means William Blair & Company, L.L.C.
(cccc) “Seller Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Seller Material Adverse Effect, has prevented, materially impaired or materially delayed or would reasonably be expected to prevent, materially impair or materially delay, the consummation of the Transactions or the ability of Seller Group to perform its covenants and obligations pursuant to this Agreement or the other Transaction Documents to which it is a party.
(dddd) “Seller Related Parties” means, collectively, (i) the Seller Group and their respective Subsidiaries; and (ii) the former, current, and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, officers, employees, directors, general or limited partners, stockholders and assignees of the Seller Group and each of their respective Subsidiaries and Affiliates.
(eeee) “Service Provider” means any current or former employee, officer, consultant, or independent contractor of Seller and its Subsidiaries who is or was employed or exclusively engaged in the Business as of the Closing Date.
(ffff) “Subsidiary” of any Person means (i) a corporation of which more than 40 percent of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such

Exhibit 2.1
Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).
(gggg) “Tax” means (i) all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges in the nature of a tax imposed by a Governmental Authority (including under any escheat or abandoned or unclaimed property Law), together with all interest, penalties, fines, additional amounts and/or other additions imposed with respect to such amounts and (ii) any liability for the payment of any amounts of the type described in clause (i) above under applicable Law (including Treasury Regulations 1.1502-6 or any corresponding or similar provision of state, local or non-U.S. Law), Sections 6221-6241 of the Code, as transferee or successor, by Contract (other than any Contract entered into with customers, vendors, lenders, lessors or the like in the ordinary course of business the primary purpose of which is unrelated to Taxes (each, a “Customary Contract”), or otherwise by operation of Law.
(hhhh) “Tax Authority” means any Governmental Authority with any responsibility for the imposition, assessment, administration, enforcement or collection of any Tax.
(iiii) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms, claims for refund or credit, information returns and other documents, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority (or provided to a payee) relating to Taxes.
(jjjj) “Transaction Documents” means, collectively, the Bill of Sale, the Assumption Agreement, the Assignment of Intellectual Property, the Transition Services Agreement and any other document contemplated by those agreements or any document or instrument delivered in connection with this Agreement or those agreements.
(kkkk) “Transaction Litigation” means any Legal Proceeding commenced, joined, maintained, or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, by or on behalf of, any Parent Stockholder or any other Seller Related Party, any creditor, equity holder, official or unofficial committee of creditors, any bankruptcy trustee, receiver, custodian or other similar Person acting on behalf of Parent or any of its Affiliates, Subsidiaries or the estate thereof, in each case in connection with, arising from or otherwise relating to any of the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in any Required Filing or any other communications to, or absence of communications with, or disclosure to, or failure to obtain consent from, the Parent Stockholders, or alleging or asserting any breach of fiduciary duties of any director or officer of such Party or any of its Subsidiaries, in each case other than any Legal Proceedings among the Parties or among any of the Parties and the Debt Financing Sources, in each case, related to this Agreement, the Transaction Documents or the Transactions.
(llll) “Unpaid Transaction Expenses” means, without duplication, to the extent not paid at or prior to the Closing, the sum of (a) all legal, accounting, financial advisory, consulting, finders and other similar fees and expenses of third parties incurred by any member of the Seller Group or any of its respective Subsidiaries or Affiliates or the Business in connection with the sale process, structuring, negotiation and consummation of the Transactions,

Exhibit 2.1
and (b) fifty percent (50%) of all fees, costs and expenses incurred in connection with the Cyber and E&O Tail Policies. For the avoidance of doubt, Unpaid Transaction Expenses shall exclude (and Purchaser shall be solely responsible for) (i) any fees or expenses incurred by Purchaser or any of its Representatives and (ii) the remaining fifty percent (50%) of all fees, costs and expenses incurred in connection with the Cyber and E&O Tail Policies.
(mmmm) “Working Capital Buffer” means $(1,000,000) expressed as a negative number.
(nnnn) “Working Capital Target” means $(6,000,000) expressed as a negative number.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Accounting Firm........................................................................................................ Section 2.3(d)
Accounting Principles................................................................................................ Section 2.3(a)
Agreement......................................................................................................................... Preamble
Assignment of Contracts................................................................................................... 2.7(b)(iv)
Assignment of Intellectual Property.................................................................................. 2.7(b)(iii)
Assumed Liabilities........................................................................................................ Section 2.3
Assumption Agreement...................................................................................... Section 2.7(a)(viii)
AZ Agreement.................................................................................................................... 2.7(b)(v)
Bill of Sale.............................................................................................................. Section 2.7(a)(i)
Business............................................................................................................................... Recitals
Business Products....................................................................................................... Section 3.7(e)
Closing............................................................................................................................ Section 2.7
Closing Date.................................................................................................................... Section 2.7
COBRA................................................................................................................................... 7.2(d)
Company Privacy Policy........................................................................................... Section 3.7(m)
Competing Business............................................................................................... Section 7.7(a)(i)
Contaminants............................................................................................................... Section 3.7(l)
Development Personnel.............................................................................................. Section 3.7(g)
Dispute Statement....................................................................................................... Section 2.3(c)
Electronic Delivery....................................................................................................... Section 9.13
Estimated Closing Consideration............................................................................... Section 2.3(a)
Excluded Assets.............................................................................................................. Section 2.2
Excluded Liabilities........................................................................................................ Section 2.4
Final Closing Consideration................................................................................... Section 2.3(e)(i)
Financial Statements................................................................................................... Section 3.1(a)
Group Health Plan................................................................................................................... 7.2(d)
Inventions Assignment Agreement............................................................................ Section 3.7(g)
IP Contracts................................................................................................................ Section 3.7(d)
Labor Agreements.................................................................................................... Section 3.10(a)
Losses.............................................................................................................................. Section 8.1

Exhibit 2.1
Negative Adjustment............................................................................................ Section 2.3(e)(iii)
Parent Guarantee..................................................................................... Section 7.13, Section 7.13
Parties................................................................................................................................. Preamble
Party................................................................................................................................... Preamble
Personal Information................................................................................................. Section 3.7(m)
Post-Closing Statement.............................................................................................. Section 2.3(b)
Post-Closing Tax Period............................................................................................. Section 7.4(e)
Pre-Closing Statement................................................................................................ Section 2.3(a)
Pre-Closing Tax Period.............................................................................................. Section 7.4(e)
Privacy Laws............................................................................................................. Section 3.7(m)
Proposed Purchase Price Allocation........................................................................... Section 7.4(c)
Purchase Price Allocation........................................................................................... Section 7.4(c)
Purchased Assets............................................................................................................. Section 2.1
Purchaser............................................................................................................................ Preamble
Purchaser Indemnified Parties........................................................................................ Section 8.1
Purchaser Marks............................................................................................................ Section 7.12
Purchaser Welfare Plans.......................................................................................................... 7.2(e)
Required Filing........................................................................................................... Section 7.1(a)
Resolution Period....................................................................................................... Section 2.3(d)
Review Period............................................................................................................ Section 2.3(c)
Section 1542............................................................................................................... Section 7.5(b)
Security Incident....................................................................................................... Section 3.7(m)
Seller.................................................................................................................................. Preamble
Seller Disclosure Letter................................................................................................... Section 1.4
Settlement................................................................................................................... Section 8.2(d)
Significant Customer.................................................................................................... Section 3.18
Significant Supplier...................................................................................................... Section 3.18
Stub Period Balance Sheet..................................................................................... Section 3.1(a)(ii)
Third Party Claim....................................................................................................... Section 8.2(a)
Transactions......................................................................................................................... Recitals
Transfer Taxes............................................................................................................ Section 7.4(a)
Transferring Employees.......................................................................................................... 7.2(b)
Transition Services Agreement.............................................................................. Section 2.7(a)(x)
Withholding Agent.......................................................................................................... Section 2.4

1.4 Certain Interpretations.
(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule, or Exhibit, that reference is to an Article, Section, Schedule, or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented, or otherwise modified from time to time in accordance with Section 9.3.

Exhibit 2.1
(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars.
(f) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories, and possessions.
(g) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified, or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.
(h) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

Exhibit 2.1
(i) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
(j) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in Los Angeles, California.
(k) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(l) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.
(m) Representations Are Not Covenants. Nothing contained in ARTICLE III, ARTICLE IV, ARTICLE V or ARTICLE VI may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.21 and Section 6.8 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.
(n) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(o) No Admission. The information contained in this Agreement and in the Seller Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Seller Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Seller Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Seller Disclosure Letter. Nothing in the Seller Disclosure Letter constitutes an admission against Seller’s interest or represents Seller’s legal position or legal rights on the matter so disclosed, in each case with respect to third parties.

Exhibit 2.1
(p) Nature of Information Disclosed. Except as set forth otherwise herein, it is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Seller Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business.
(q) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.
(r) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party at least two (2) calendar days prior to the date of this Agreement, including by being posted to the virtual data room managed by Seller in connection with the Transaction or, solely with respect to those representations and warranties that are expressly qualified by Parent SEC Disclosures, filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.
(s) Ordinary Course. References to “ordinary course” or “ordinary course of business” refers, with respect to Seller, to the ordinary course of business of Seller and its Subsidiaries that is consistent with past practice in its operation of the Business as well as reasonable actions or omissions taken by Seller in good faith in response to economic and other conditions, circumstances, events or Effects relating to or arising from COVID-19 or any COVID-19 Measures.
1.5 Seller Disclosure Letter. The information set forth in the disclosure letter delivered by Seller to Purchaser on the date of this Agreement (the “Seller Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Seller Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of Seller that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of Seller that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.
ARTICLE II
THE TRANSACTION
2.1 The Transaction. At the Closing (as hereinafter defined), and subject to and upon the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers, or causes to be sold, assigned, transferred, conveyed or delivered, to Purchaser, and Purchaser, in reliance on the representations, warranties and covenants of Seller contained

Exhibit 2.1
herein, shall purchase from Seller, all of Seller’s right, title and interest, direct or indirect, in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located, related to, used or held for use in connection with the Business, as the same exist on the Closing Date, whether or not carried or reflected on or specifically referred to in the books or financial statements or in the schedules hereto of any member of the Seller Group or any of its respective Subsidiaries, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of all Liens (other than Permitted Liens), including, without limitation, the following:
(a) all Receivables;
(b) all Business Contracts;
(c) all Business Intellectual Property;
(d) all Personal Property;
(e) all Business Records, solely with respect to Transferred Assets and Assumed Liabilities and for the avoidance of doubt to exclude such Business Records with respect to Excluded Assets and Excluded Liabilities;
(f) all Permits primarily related to, primarily used by, or primarily held for use in connection with, the Business;
(g) all Prepaid Items;
(h) all Rights;
(i) all assets recorded or reflected on the Stub Period Balance Sheet (including assets such as Contracts to which no value was attributed), to the extent primarily related to the Business;
(j) all assets primarily related to the Business or the Purchased Assets acquired by Seller Group since the date of the Stub Period Balance Sheet which, had they been held by Seller Group on such date, would have been recorded or reflected on the Stub Period Balance Sheet (including assets such as Contracts to which no value would have been attributed), to the extent primarily related to the Business;
(k) all assets primarily related to the Business or the Purchased Assets that would be recorded or reflected on a balance sheet of Seller Group as of the Closing Date prepared in accordance with GAAP; and
(l) all goodwill and going concern value and other intangible assets, if any, primarily arising from or primarily related to the Business or any of the Purchased Assets.
2.2 Excluded Assets. Seller is not selling, and Purchaser is not purchasing, any of the following assets of Seller, as applicable, all of which shall be retained by Parent and Seller, as applicable, (collectively, the “Excluded Assets”):
(a) all of Seller’s cash and cash equivalents, bank accounts, commercial paper, certificates of deposit, cash equivalents and securities;

Exhibit 2.1
(b) the equity securities of Parent and all of its direct and indirect Subsdiaries, including Seller and its Subsidiary;
(c) all real property;
(d) all Contracts that are not Business Contracts, including any rights of the Seller Group under any such Contracts;
(e) the Excluded Business;
(f) except as specifically provided in Section 7.2, any assets or receivables relating to or rights in connection with any Seller Benefit Plan;
(g) all rights of Seller under this Agreement and the Transaction Documents;
(h) any books and records that the Seller Group is required by law to retain, any Tax returns of Seller, and Seller’s corporate books and records; and
(i) all Tax refunds and Tax assets of the Seller Group in connection with operation of the Purchased Assets and the Business prior to the Closing (other than deposits or advance payments (or prepayments) of Asset Taxes imposed with respect to the Purchased Assets (“Asset Tax Payments”)).
2.3 Assumed Liabilities. In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, Purchaser hereby assumes the following liabilities and obligations of Seller, as applicable, arising exclusively out of, or relating exclusively to, the Business or the Purchased Assets as of the Closing, other than the Excluded Liabilities, all subject to the respective terms and conditions thereof (the “Assumed Liabilities”), and, for the avoidance of doubt, no other liabilities, of whatever nature, whether presently in existence or arising after the Closing:
(a) all liabilities of Seller under the Business Contracts to be performed after, or in respect of periods following, the Closing, other than, in each case, any liability under such Business Contracts arising out of any breach of contract, violation of Law, breach of warranty, tort, misappropriation or infringement, in each case, prior to the Closing (including for the avoidance of doubt, all obligations of the Seller with respect to any deferred revenue of the Seller as of the date of Closing other than any income Taxes related to deferred revenue attributable to a Pre-Closing Tax Period, to the extent such deferred revenue is required by Law to be included in income of Seller Group); and
(b) all trade accounts payable of Seller to third parties exclusively related to the Business that remain unpaid as of the Closing Date and are included in Closing Net Working Capital.

2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Transaction Document to the contrary, and regardless of any disclosure to Purchaser, and other than the Assumed Liabilities, Purchaser shall not assume, and is not assuming, or be obligated to pay, perform or otherwise discharge (and Seller and its respective direct and indirect Subsidiaries and Affiliates, as applicable, shall retain, pay, perform or otherwise discharge without recourse to Purchaser) any

Exhibit 2.1
liabilities or obligations of Seller or any of its direct and indirect Subsidiaries or Affiliates of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”). The Excluded Liabilities include, but not limited to, the all of the following Liabilities:
(a) any liabilities or obligations arising out of or relating to the ownership or operation of the Business and the Purchased Assets prior to the Closing Date;
(b) any liabilities or obligations relating to, or arising out of, the Excluded Assets, whether arising prior to or after the Closing Date;
(c) all Taxes (i) arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date (whether or not deferred under any COVID-19 Measures), including, for the avoidance of doubt, any income Taxes related to deferred revenue attributable to a Pre-Closing Tax Period, to the extent such deferred revenue is required by Law to be included in the income of Seller Group, (ii) of Seller (or its direct and indirect owners or predecessors) for any Tax period, including any and all income Taxes arising in connection with the consummation of the Transactions, (iii) that could give rise to a Lien on the Purchased Assets, (iv) arising from, or with respect to any assets (other than the Purchased Assets) of, or the operation of any business (other than the Business) by, Seller or its Affiliates, and/or (v) that arise as a result of the Transactions (including Transfer Taxes for which Seller is liable pursuant to Section 7.4(a)).
(d) any liability not expressly assumed by Purchaser pursuant to Section 7.2 arising in respect of or relating to Business Employees or Service Providers or any Seller Benefit Plan;
(e) any Liability under the WARN Act or any similar state or local Law that may result from any action of Seller prior to the Closing or by the Purchaser’s decision not to hire Business Employees, other than as a result of Purchaser’s breach of its obligations under Section 7.2;
(f) any Liabilities relating to, or arising out of, or in connection with, (i) the employment or service with Parent, Seller or any of their respective Subsidiaries or Affiliates, or termination of employment or service therefrom, of any Service Provider at any time, including, without limitation, any wages, employee benefits, severance obligations and any other Liabilities (including Taxes) owed in respect of the Service Provider, and (ii) workers’ compensation claims of any Service Provider, in each case in the foregoing clauses (i) and (ii), which relate to events occurring on or prior to the Closing Date;
(g) any Indebtedness incurred as of any time immediately prior to the Closing;
(h) any Liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Business Contract prior to the Closing Date;

Exhibit 2.1
(i) any Liability arising from or related to any compliance or noncompliance on or prior to the Closing Date with any Law (including any Environmental Law) applicable to the Business or the Purchased Assets;
(j) any Liability arising from or related to any Legal Proceeding involving Parent, Seller or any of their respective Subsidiaries or Affiliates, the Business or the Purchased Assets pending as of the Closing Date or based upon any action, event, circumstance or condition arising as of or prior to the Closing Date;
(k) any Liability for any intercompany claims to payment and any other amount owed by the Business to Parent, Seller or any of their respective Subsidiaries or Affiliates as of the Closing;
(l) any Unpaid Transaction Expenses;
(m) any Liability to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Parent, Seller or any of their respective Subsidiaries or Affiliates (including with respect to any breach of fiduciary obligations by any such party); and
(n) any Liability arising from, related to, resulting from, any Transaction Litigation.
2.5 Consents and Waivers. Notwithstanding anything stated to the contrary herein, nothing in this Agreement or the Transaction Documents shall be construed as an agreement to assign any Business Contract, Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given or until such assignment is authorized pursuant to applicable Law (each a “Non-Transferable Asset”). With respect to the Non-Transferable Assets, the Purchaser assumes those of Seller’s obligations under such Non-Transferable Asset that constitute Assumed Liabilities hereunder. If requested by Purchaser, the Seller Group shall use its commercially reasonable efforts (without spending more than a nominal sum), as soon as reasonably practicable after the Closing Date, and Purchaser shall cooperate reasonably with the Seller Group, to assist Purchaser in obtaining any consents and waivers required to sell, assign, transfer or deliver any Business Contract, Permit, Right or other Purchased Asset and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Transaction Documents and to obtain any other consents and waivers necessary to convey to Purchaser all of the Purchased Assets. Until such consents and waivers are obtained, the Seller Group shall provide that Purchaser shall receive the interest of the Seller Group, as applicable, in the benefits under any such Business Contract, Permit, Right or other Purchased Asset, including performance by the Seller Group, if economically feasible, as agent; provided, that Purchaser shall undertake to pay or satisfy the corresponding obligations and liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consents or waivers had been obtained. In the event Parent or Seller becomes a debtor or debtor-in-possession under the Bankruptcy Code prior to obtaining any such consent or waiver, Seller shall promptly assume and assign, or transfer, to Purchaser any such Business Contract, Permit,

Exhibit 2.1
Right or other Purchased Asset for which such consent or waiver is required pursuant to section 363 or 365 of the Bankruptcy Code, as applicable.
2.6 Consideration. In consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Purchaser, at the Closing, Purchaser shall (a) pay to Seller (i) the Closing Consideration plus and (b) assume the Assumed Liabilities.
2.7 Closing.
(a) The consummation of the Transaction (the “Closing”) shall take place on the date hereof via the electronic exchange of documents and signature pages, unless another time and/or place is mutually agreed upon in writing by Purchaser, Parent and Seller. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”
(b) At the Closing, and upon the terms and subject to the conditions of this Agreement:
(i) Seller shall deliver to Purchaser a duly executed bill of sale for the Purchased Assets in the form attached hereto as Exhibit A (the “Bill of Sale”);
(ii) Seller shall duly execute and deliver to Purchaser a duly executed Assumption Agreement, in the form attached hereto as Exhibit B (the “Assumption Agreement”);
(iii) Seller shall deliver to Purchaser a duly executed instrument of assignment of the Business Intellectual Property, in the form attached hereto as Exhibit C (the “Assignment of Intellectual Property”);
(iv) Seller shall deliver to Purchaser a duly executed instrument of assignment of Business Contracts, in the form attached hereto as Exhibit D (the “Assignment of Contracts”);
(v) Seller shall deliver to Purchaser a duly executed Online Tutoring Agreement with the University of Arizona Global Campus in the form attached hereto as Exhibit E (the “AZ Agreement”);
(vi) Each of Parent and Seller shall deliver to Purchaser a properly completed and duly executed IRS Form W-9 from Seller certifying that such Person is not subject to backup withholding;

(vii) Seller shall deliver to Purchaser a certificate signed by an authorized officer of Seller certifying as to (A) resolutions of Seller Board approving this Agreement, the Transaction Documents and transactions contemplated hereby and thereby, and (B) resolutions of Parent, as the sole member of Seller approving this Agreement, the Transaction Documents and transactions contemplated hereby and thereby;
(viii) Seller shall deliver to Purchaser (A) a pay-off letter with respect to the Payoff Indebtedness (including all exhibits and annexes thereto) (the “Pay-Off Letter”), (B) the collateral release documents, in each case, in the form attached to the Pay-Off Letter and (C) to the extent not included in subclause (B), other collateral release documents, in each case, in

Exhibit 2.1
form and substance satisfactory to Purchaser, and in the case of each of subclause (B) and (C), in respect of all Liens (other than Permitted Liens) in respect of the Purchased Assets and in proper form for filing, in each case in the form attached hereto as Exhibit F (the “Pay-Off Documents”);
(ix) Parent shall deliver to Purchaser a certificate signed by an authorized officer of the Parent certifying as to the resolutions of the Parent Board approving this Agreement, the Transaction Documents to which Parent is a party and transactions contemplated hereby and thereby;
(x) Purchaser shall deposit or cause to be deposited with Seller, by wire transfer of immediately available funds to an account designated in writing by Parent, an amount in cash equal to the Estimated Closing Consideration;
(xi) Purchaser shall deliver or cause to be delivered on behalf of the Seller Group the Payoff Indebtedness in order to fully discharge such Indebtedness, as specified in the Pay-Off Documents and in accordance with this Agreement;
(xii) Purchaser and Parent shall duly execute and deliver a duly executed Transition Services Agreement, in the form attached hereto as Exhibit G (the “Transition Services Agreement”);
(xiii) Parent and Seller shall deliver to Purchaser a termination of the Escrow as a Service Access Agreement, dated as of October 25, 2021, in the form attached hereto as Exhibit H, duly executed by Parent and Seller (the “Escrow as a Service Access Agreement Termination”);
(xiv) Seller shall provision a Purchaser representative designated by Purchaser to Seller prior to the Closing with administrative rights to Seller’s Amazon Web Services account which shall include access to Seller’s source code repository; and
(xv) Parent shall deliver evidence of its purchase of “tail policies” for its cyber and technology errors and omissions insurance policies with respect to the Business and Purchase Assets, which “tail policies” shall have (A) a term of at least six years from the Closing Date, (B) at least the same coverage and amounts and containing terms and conditions that are at least as favorable as the policies currently in effect prior to the Closing Date (the “Cyber and E&O Tail Policies”), with the cost of binding such Cyber and E&O Tail Policies to be split between Parent and Purchaser on a 50/50 basis, it being understood and agreed that Parent shall deliver the invoice for such Cyber and E&O Tail Policies to Purchaser promptly upon receipt thereof and Parent and Purchaser shall promptly pay their respective portions of such invoice in accordance herewith.
2.8 Pre-Closing Statement.
Prior to the Closing Date, Seller has prepared and delivered, or caused to be prepared and delivered, to Purchaser a statement (the “Pre-Closing Statement”) setting forth (x) a consolidated balance sheet of the Business as of immediately prior to the Closing (the “Closing Balance Sheet”), (y) Seller’s good faith estimate of the amount of Closing Net Working Capital and the Negative Net Working Capital Adjustment Amount (if any) resulting therefrom and (z) Seller’s good faith calculation of Deducted Indebtedness, together with a calculation of the

Exhibit 2.1
Closing Consideration based on the foregoing amounts (the amount so calculated being referred to herein as the “Estimated Closing Consideration”), together with reasonably detailed supporting documentation for such calculation and any additional information reasonably requested by Purchaser. For the avoidance of doubt the calculations of Closing Net Working Capital (x) shall be calculated in accordance with GAAP applied consistently with respect to the same accounting policies, practices and procedures used to prepare the Financial Statements, provided that, to the extent GAAP requires a different policy, practice or procedure than that used to prepare the Financial Statements, then GAAP shall control and (y) shall entirely disregard any and all effects on the assets and liabilities of the Business of (A) purchase accounting adjustments or other changes arising from or resulting as a consequence of the consummation of the Transactions, (B) any financing or refinancing arrangements entered into at any time at the direction of or by Purchaser or any of its Affiliates, or (C) any other transaction entered into by Purchaser or any of its Affiliates in connection with the consummation of the Transaction, including payments paid or contemplated to be paid pursuant to Section 2.7 (the “Accounting Principles”).
2.9 Post-Closing Statement.
(a) Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than ninety (90) calendar days after the Closing Date, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Post-Closing Statement”) setting forth (x) a consolidated balance sheet of the Business as of immediately prior to the Closing, (y) Purchaser’s good faith calculation of the amount of Closing Net Working Capital and the Negative Net Working Capital Adjustment Amount (if any) resulting therefrom and (z) Purchaser’s good faith calculation of the Deducted Indebtedness, together with a calculation of the Closing Consideration based on the foregoing amounts as well as reasonably detailed supporting documentation for such calculation and any additional information reasonably requested by Seller. The Post-Closing Statement shall be prepared in accordance with the Accounting Principles.
(b) Review of Post-Closing Statement. Purchaser shall provide Seller and its Representatives with reasonable access (with the right to make copies), during normal business hours and upon reasonable advance notice, to the work papers of Purchaser, its accountants and any of its other Representatives related to the preparation of the Post-Closing Statement, as well as to any of the personnel, property and facilities and the books and records and other relevant information of the Business, and Purchaser shall make reasonably available its employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement; provided that, such access shall be in a manner that does not interfere with the normal business operations of the Business by Purchaser in any material respect. Seller shall have forty-five (45) days following receipt of the Post-Closing Statement (which shall be promptly provided by Purchaser) (the “Review Period”) to review the same. On or before the expiration of the Review Period, Seller shall deliver to Purchaser a written statement accepting or disputing the Post-Closing Statement. In the event that Seller shall dispute the Post-Closing Statement, such statement shall, to the extent reasonably practicable, include a reasonably detailed itemization of Seller’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be

Exhibit 2.1
final and binding on the parties hereto and not subject to appeal. If Seller does not deliver a Dispute Statement to Purchaser within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.
(c) Dispute Resolution. If Seller delivers a Dispute Statement during the Review Period, Purchaser and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Purchaser’s receipt of the Dispute Statement or such longer period as Purchaser and Seller may mutually agree (as applicable, the “Resolution Period”). All such discussions and communications between Purchaser and Seller shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Any such disputed items that are resolved and documented by mutual agreement of Purchaser and Seller during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Purchaser and Seller do not resolve all such disputed items by the end of the Resolution Period, Purchaser and Seller shall submit all items remaining in dispute with respect to the Dispute Statement to an independent, nationally recognized accounting firm mutually acceptable to Seller and Purchaser (the “Accounting Firm”) for review and resolution. Any further submissions to the Accounting Firm must be written and delivered to each party to the dispute, and neither Purchaser nor Seller shall have any ex parte communications with the Accounting Firm without the other party. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the Accounting Principles and other definitions, terms and provisions of the Agreement, may consider only those items and amounts that are identified in the Dispute Statement as being items that Purchaser and Seller are unable to resolve, and may not assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Purchaser and Seller shall direct, and use their commercially reasonable efforts to cause, the Accounting Firm to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Post-Closing Statement and the Dispute Statement. Each of Purchaser and Seller shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) submit a written statement to the Accounting Firm in support of their respective positions to disputed items, provide supporting material to the Accounting Firm in defense of their respective positions to such disputed items, and submit a written statement to the Accounting Firm responding to the other party’s position with respect to such disputed items, and (iii) subject to customary confidentiality agreements with the Accounting Firm, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Purchaser and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Purchaser and Seller) of the disputed items as promptly as practicable, but in any event within thirty (30) calendar days after its engagement, which determination shall be final and binding on the parties hereto and not subject to appeal. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by

Exhibit 2.1
Purchaser, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Purchaser’s position, 40% of the costs of its review would be borne by Purchaser and 60% of the costs would be borne by Seller.
(d) Post-Closing Payments.
(i) The Closing Consideration, calculated based on the amount of Closing Net Working Capital and Deducted Indebtedness as deemed final and binding on the parties hereto pursuant to this Section 2.7(b)(xvii), is referred to herein as the “Final Closing Consideration”.
(ii) If the amount of the Estimated Closing Consideration exceeds the amount of the Final Closing Consideration (the “Negative Adjustment”), then, no later than within 5 Business Days after Parent’s request, the Seller Group shall deliver the value of such Negative Adjustment in immediately available funds by wire transfer to an account or accounts designated by Purchaser in writing. Notwithstanding anything stated to the contrary herein, the Seller Group’s obligation pursuant to Section 2.9(d) shall not exceed $2,000,000 for the portion of any Negative Adjustment that is not attributable to the Change of Control Bonuses.
(e) This Section 2.9(d) and the determination of the Final Closing Consideration shall be the sole and exclusive remedies of the parties hereto with respect to the matters addressed in this Section 2.7(b)(xvii).
(f) To the maximum extent permitted by applicable Law, any payment made under this Section 2.7(b)(xvii) shall be treated for all Tax purposes as an adjustment to the Closing Consideration.
2.10 Withholding Taxes. Purchaser, and its respective Affiliates (as applicable, the “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Except with respect to compensatory payments or as a result of the failure to timely provide the documentation described in Section 2.7(b)(vi), the applicable Withholding Agent shall use commercially reasonable efforts to (i) notify Seller prior to deducting and anticipated withholding from any consideration otherwise payable to Seller and (ii) cooperate with Seller to reduce or eliminate such withholding. The Parties acknowledge and agree that no deduction or withholding is expected to be required to be made under Sections 1445 or 1446 of the Code from any amounts payable to Seller if Seller provides Purchaser with a validly executed IRS Form W-9.
2.11 Post-Closing Compensatory Payments.
(a) Promptly following the Closing and in any event no later than prior to the expiration of the second payroll period immediately following the Closing, Parent shall pay

Exhibit 2.1
in full all Bonus Obligations, Commission Obligations and Change of Control Bonuses (“Post-Closing Payments”) and provide evidence reasonably satisfactory to Purchaser of payment in full of each such Post-Closing Payment, including a payroll report from Parent’s payroll processor that details individual gross and net wages, tax withholdings and any other deductions relating to the payroll run in which such Post-Closing Payment was made, within one Business Day of payment thereof. It is understood and agreed that in the event that Parent fails to pay the Post-Closing Payments in full in accordance with the immediately preceding sentence, such unpaid Post-Closing Payments shall thereafter constitute Deducted Indebtedness and shall be deducted from the Closing Consideration in determining the Final Closing Consideration in accordance with Section 2.9. Following such deduction and receipt by Purchaser of the aggregate amount of such unpaid Post-Closing Payments from the Seller Group in accordance with Section 2.9, Purchaser shall pay such unpaid Post-Closing Payments to the Transferring Employees entitled thereto, net of any Employment Taxes imposed thereon. Parent shall deliver to Purchaser a release in the form attached hereto as Exhibit J from each of Myles Hunter and Victor Kotseruba as promptly as practicable after payment of their Change of Control Bonuses (the “Change of Control Payment Releases”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS
Except as set forth in the Seller Disclosure Letter, each of Parent and Seller, jointly and severally, represents and warrants to Purchaser as follows:

3.1 Financial Statements; Internal Controls; Indebtedness.
(a) Section 3.1 of the Seller Disclosure Letter contains the following financial statements (the “Financial Statements”):
(i) the unaudited consolidated balance sheet of the Business as of December 31, 2020 and December 31, 2021, and the related unaudited consolidated statements of income for the annual periods then ended; and
(ii) the unaudited consolidated balance sheets of the Business as of March 31, 2022 (each, a “Stub Period Balance Sheet”) and the related unaudited consolidated statements of income for the three-month period then ended.
(b) Each of the Financial Statements (i) is accurate and complete in all material respects and presents fairly in all material respects the financial condition, results of operations of the Business throughout the periods covered thereby and (ii) has been prepared (A) in accordance with GAAP consistently applied throughout the periods indicated and in accordance with past practices (except that the Stub Period Balance Sheet and the related unaudited consolidated statements of income are subject to (x) normal year-end adjustments and reclassifications that are not material in amount or nature and (y) lack certain footnote disclosures and other presentation items required by GAAP), (B) from the books and records of the Seller Group and its respective Subsidiaries pertaining to the Business, which in turn, are true

Exhibit 2.1
and correct in all material respects in accordance with the Seller Group’s historical past practices applied on a consistent basis.
(c) With respect to the Business, the Seller Group maintains a system of internal accounting controls which provide reasonable assurances regarding the reliability of financial reporting, including (i) that transactions, receipts and expenditures of the Business are being executed and made only in accordance with appropriate authorizations of management or the board of directors or managers of the Seller Group, as applicable, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business, and (iv) that the amount recorded for assets on the books and records of the Seller Group pertaining to the Business is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There has not been (i) any significant deficiency or weakness in the system of internal accounting controls used by the Business, (ii) any fraud or other wrongdoing that involves any of member of management or other employees of the Business who have a role in the preparation of financial statements or the internal accounting controls used by the Business, or (iii) any claim or allegation regarding any of the foregoing. Except as set forth in the Parent SEC Disclosures, there are no material “off-balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Business. Other than as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all accounts receivable of the Business were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid and enforceable claims, are not subject to any setoff, counterclaim or Legal Proceeding and are collectible in accordance with their terms, except to the extent of any specific reserves against such accounts receivable reflected on the applicable Financial Statements to the extent required by GAAP. Other than as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all accounts payable of the Business arose in bona fide, arm’s length transactions in the ordinary course of business.
(d) The books of account and financial records of the Seller Group pertaining to the Business are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

3.2 No Undisclosed Liabilities. Neither the Seller Group nor any of its Subsidiaries or Affiliates has any liabilities or obligations, whether known or unknown, whether accrued, contingent, asserted, unasserted, absolute or otherwise, including as a result of COVID-19 or any COVID-19 Measures, and whether or not of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, arising out of, relating to or affecting the Business or the Purchased Assets, other than liabilities (a) reflected or otherwise reserved against in the Stub Period Balance Sheet; (b) arising pursuant to this Agreement or incurred in connection with the Transactions; (c) incurred since the date of the Stub Period Balance Sheet in the ordinary course of business that do not relate to or arise from any Legal Proceeding, infringement, default, tort, breach of Contract, breach of warranty or breach of applicable Law;

Exhibit 2.1
or (d) that would not be reasonably expected to, individually or in the aggregate, be material to the Business.
3.3 Absence of Certain Changes. Since December 31, 2021:
(a) No Business Material Adverse Effect. There has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, Business Material Adverse Effect.
(b) Ordinary Course. The Business has been conducted in the ordinary course of business consistent with past practice.
(c) COVID-19. The Business has not experienced any material business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly.
(d) Losses. Neither the Business nor the Purchased Assets have suffered any loss, damage, destruction or other casualty materially affecting, the Business or the Purchased Assets;
(e) Other Actions. In connection with the Business, neither Parent nor Seller, nor any of their respective Subsidiaries has taken any of the following actions:
(i) sell or otherwise dispose any of the Purchased Assets (other than the Business Intellectual Property) shown or reflected on the Stub Period Balance Sheet, except for the sale of inventory in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than one hundred thousand dollars ($100,000);
(ii) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice (other than the (i) incurrence, assumption or guarantee of any long-term indebtedness for borrowed money or (ii) the making of any optional repayment of any indebtedness for borrowed money);
(iii) adopt any plan of merger, consolidation, reorganization, recapitalization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(iv) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Business’s rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;
(v) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Business;
(vi) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year;

Exhibit 2.1
(vii) increase the compensation payable or to become payable or the benefits provided to any Business Employee or other Service Provider, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of Business Employees who are not directors or officers Seller or any of its Subsidiaries and who receive less than $150,000 in total annual cash compensation, or grant any severance or termination payment to, or loan any amount to, any Business Employee or other Service Provider;
(viii) enter into any Contract with any Seller Related Parties;
(ix) with respect to the Business, make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
(x) make, revoke or modify any Tax election, settle or compromise any income or other material Tax liability or file any income or other material Tax Return other than on a basis consistent with past practice, in each case, with respect to the Purchased Assets or the Business;
(xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Stub Period Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
(xii) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
(xiii) permit the lapse of any existing policy of insurance relating to the Purchased Assets or the Business;
(xiv) (1) sell, assign, license, transfer, abandon, lapse, cancellation, dedication to the public, or other disposition of any Intellectual Property or any other intangible asset that is a Purchased Asset or that is used in or useful to the Business, other than non-exclusive licenses granted to customers in the ordinary course of business; or (2) disclose any trade secrets or other confidential information of the Business, other than pursuant to written confidentiality agreements entered into in the ordinary course of business and including reasonable protections of such trade secrets and other confidential information;
(xv) commence or settle any Legal Proceeding;
(xvi) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
3.4 Material Contracts.
(a) Material Contracts. The Seller Group has made available to Purchaser a true, correct, and complete copy of all Material Contracts (including all extensions, amendments and other modifications thereto), and Section 3.4(a) of the Seller Disclosure Letter contains a true, correct and complete list of, all Material Contracts.
(b) Validity. Each Material Contract is valid, binding and enforceable against Seller and, to the Knowledge of Seller, against its counterparty thereto, and is in full force and effect. Neither any member of the Seller Group nor any of its respective Subsidiaries, nor, to the

Exhibit 2.1
Knowledge of Seller, any other party thereto, is in breach of or default pursuant to any Material Contract, and no event has occurred that (with or without notice or lapse of time or both) would constitute such a breach or default pursuant to any Material Contract by Seller Group, or, to the Knowledge of Seller, any other party thereto. Each member of the Seller Group and each of their respective Subsidiaries, as applicable, has performed in all material respects all obligations required to be performed by it under each Material Contract. Neither any member of the Seller Group nor any of its respective Subsidiaries has received any written notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.
3.5 Real Property. Neither any member of the Seller Group nor any of its respective Subsidiaries or Affiliates owns any real property or has owned any real property that is or was primarily used in connection with the Business. Neither any Member of the Seller Group nor any of its respective Subsidiaries or Affiliates is currently under contract for, or in negotiations for the acquisition of, or is contemplating acquiring, any real property for use primarily in connection with the Business. Neither any member of the Seller Group nor any of its respective Subsidiaries or Affiliates is a party to any existing lease, sublease, license, occupancy agreement or other agreement for which space is or was primarily used or occupied in connection with the Business.
3.6 Environmental Matters. Except as would not have a Seller Material Adverse Effect, neither Seller nor any of its Subsidiaries in connection with the Business (a) has failed to comply with any Environmental Law; (b) has received any written notice alleging that Seller or any of its Subsidiaries has violated any applicable Environmental Law; (c) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances in violation of any applicable Environmental Law; (d) has exposed any employee to Hazardous Substances in violation of any applicable Environmental Law; or (e) is a party to or is the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceeding that is (i) alleging the noncompliance by Seller or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.
3.7 Intellectual Property.
(a) Registered Intellectual Property; Proceedings. Section 3.7(a) of the Seller Disclosure Letter sets forth a true, correct, and complete list as of the date of this Agreement of all Business Registered Intellectual Property. All Business Registered Intellectual Property is valid, subsisting and enforceable and there are no (i) outstanding registration, maintenance or renewal fees applicable thereto or (ii) pending or threatened Legal Proceedings challenging or opposing the validity of or the rights of the Seller Group in any Business Registered Intellectual Property.
(b) Ownership. Seller or its Subsidiaries solely and exclusively own all right, title, and interest, free and clear of all encumbrances other than Permitted Liens, in and to Business Intellectual Property. There are no restrictions on Seller’s or any of its Subsidiaries’ right to use, transfer or license any Business Intellectual Property. Seller and its Subsidiaries

Exhibit 2.1
have a valid and enforceable license to use any and all Intellectual Property which is not owned by Seller or its Subsidiaries and is used in or necessary to the conduct of the Business as currently conducted. The Business Intellectual Property is sufficient for the conduct of the Business as currently conducted. The Intellectual Property licensed to Seller or its Subsidiaries shall be Purchased Assets pursuant to this Agreement and available for use by Purchaser and the Business immediately after the Closing Date on identical terms and conditions to those which Seller or its Subsidiaries, as applicable, used such Intellectual Property immediately prior to the Closing Date. The Seller Group has not sold, assigned, transferred, exclusively licensed or permitted to lapse any Business Intellectual Property and all Business Intellectual Property shall be owned by and available for use by Purchaser and the Business immediately after the Closing Date without restriction of any kind (subject to Permitted Liens). Upon consummation of the Transaction and as of the Closing Date, neither Seller Group nor any of their respective Affiliates will own, hold an interest in, or have access or rights to any Intellectual Property that is or was used in or necessary to the conduct of the Business (except as provided in the Transition Services Agreement).
(c) No Order. No Business Intellectual Property or Intellectual Property included in Seller’s current or contemplated products is subject to any Legal Proceeding or outstanding order against Seller Group or any of their respective Subsidiaries, in effect as of the date of this Agreement, prohibiting or restricting Seller or any of its Subsidiaries from using, transferring, licensing or otherwise exploiting such Business Intellectual Property or Intellectual Property included in Seller’s current or contemplated products.
(d) IP Contracts. Section 3.7(d) of the Seller Disclosure Letter sets forth a complete and accurate list of Contracts in effect as of the date of this Agreement pursuant to which (i) any member of Seller Group or their respective Subsidiaries has granted a license or covenant not to sue to a third Person under any Business Intellectual Property, other than (A) any non-disclosure agreements entered into in the ordinary course that do not include explicit licenses to Intellectual Property, (B) Contracts with end users and other customers to the extent granting non-exclusive licenses in connection with the evaluation, provision, sale, resale, license, distribution, support or maintenance of Seller’s product or service entered into in the ordinary course, and (C) Contracts with consultants, contractors and vendors to the extent granting licenses in connection with the counterparty’s provision of products or services to or for the Seller Group entered into in the ordinary course); (ii) a third Person has licensed any Intellectual Property to Seller or its Subsidiaries that is used in, held for use in, or necessary to the operation of the Business, excluding, in each case, any (A) non-disclosure agreements entered into in the ordinary course that do not include explicit licenses to Intellectual Property, and (B) non-exclusive licenses or related services Contracts for commercially available, off-the-shelf software, technology or Intellectual Property in exchange for payments not exceeding $25,000; or (iii) are Contracts for the development, sale, purchase, or other acquisition or disposition of Intellectual Property relevant to, used in or by or useful to the conduct of the Business (all such Contracts that are, or are required to be, listed under clauses (i), (ii) and (iii) of this Section 3.7(d), the “IP Contracts”). All IP Contracts are valid and enforceable and no member of Seller Group or their respective Subsidiaries has breached any IP Contracts. To the Knowledge of Seller, no other Person that is a party to an IP Contract has breached an IP Contract.

Exhibit 2.1
(e) No Infringement. None of the current products and services offered by the Business (the “Business Products”) infringe, violate, dilute or misappropriate the Intellectual Property of any third Person.
(f) No Notice of Infringement. Since the date that is six years prior to the date of this Agreement, no member of Seller Group or their respective Subsidiaries has received written notice from any third Person alleging that the Business Products infringe, violate, dilute or misappropriate the Intellectual Property of any third Person. Since the date that is six years prior to the date of this Agreement, no member of Seller Group or their respective Subsidiaries has made or asserted any written notice alleging infringement, violation, dilution or misappropriation of any Business Intellectual Property that is currently outstanding and unresolved nor, to the Knowledge of Seller, is there any basis for such assertion.
(g) Employee Agreements. In connection with the operation of the Business, Seller Group and their respective Subsidiaries consistently enforce a policy requiring current and former employees, officers, founders, contractors and consultants of Seller Group or such Subsidiary who have contributed to or participated in the conception, development, or reduction to practice of any Intellectual Property in connection with their employment with or engagement by Seller or its Subsidiaries (“Development Personnel”) to have entered into valid and enforceable proprietary rights agreements with Seller Group in which they have, subject to limitations of applicable Law, irrevocably assigned all of their rights in such Intellectual Property to Seller and have agreed to maintain the confidentiality of such Intellectual Property (each, an “Inventions Assignment Agreement”). All Development Personnel have signed an Inventions Assignment Agreement and, to the Knowledge of Seller, have not breached or threatened to breach such Inventions Assignment Agreement.
(h) Government or University Funding. No Business Intellectual Property was developed using government funding or the facilities of a university, college or other educational institution or research center.
(i) Source Code Licenses; Confidentiality; Source Code Escrow. Neither the Seller Group nor any of their respective Subsidiaries have disclosed, licensed, made available or delivered to any third party (other than contractors working for Seller and its Subsidiaries and subject in each case to confidentiality obligations in favor of Seller and its Subsidiaries) or escrow agent any of the source code for any Business Software, and, as of the date of this Agreement, no event has occurred that would legally require any member of the Seller Group or any of their respective Subsidiaries to do any of the foregoing. Neither this Agreement, the Transaction Documents nor the consummation of the Transaction will result in the disclosure to a third party of any source code included in Business Software (including any release from escrow of any such source code). Seller Group and their respective Subsidiaries have at all times employed reasonable efforts consistent with industry standards to protect the confidential information and Trade Secrets included in Business Intellectual Property and Intellectual Property licensed to the Seller Group and their respective Subsidiaries pursuant to an IP Contract.
(j) Open Source Software. Seller has provided to Purchaser a complete and accurate list of all open source software incorporated into Business Software. None of Seller Group or their respective Subsidiaries have used open source software in any manner that, with

Exhibit 2.1
respect to any Business Software, (i) requires its disclosure or distribution in source code form; (ii) requires the licensing thereof for the purpose of making derivative works; or (iii) imposes any restriction on the consideration to be charged for the distribution thereof. With respect to any open source software that is used in the conduct of the Business, Seller Group or any of its Subsidiaries, as applicable, are in compliance with all applicable agreements and its open source usage policy with respect thereto.
(k) Defects in Company Software. There are, and since the Lookback Date, there have been no bugs, errors, Contaminants or defects in any of Business Software, including any software that would prevent or have prevented the same from performing in accordance with their published specifications or user documentation in any material respect.
(l) Business Systems. The Business Systems are sufficient for the operation of Business as it is currently conducted and currently contemplated to be conducted. The Business maintains industry standard security, disaster recovery and business continuity plans, procedures and facilities, and since the Lookback Date, there has not been any material failure with respect to any of the Business Systems that has not been remediated. The Business has taken industry-standard actions to protect the security and integrity of the Business Systems and the data, confidential information and Intellectual Property stored or contained therein or transmitted thereby, including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (collectively, “Contaminants”),. To the Knowledge of Seller, there has been no unauthorized access to any Business Systems or data, confidential information and Intellectual Property stored or contained therein or transmitted thereby. No capital expenditures are necessary with respect to the use of the Business Systems, other than capital expenditures in the ordinary course of business that are consistent with the past practice of Seller Group and their respective Subsidiaries.
(m) Privacy, Data Protection and Data Security. In connection with the operation of the Business, Seller and its Subsidiaries (i) maintain appropriate policies regarding privacy and data protection, as applicable (each, a “Company Privacy Policy”), with respect to any information defined as “personal data”, “personally identifiable information,” “personal information”, “personal data”, any substantial equivalent of these terms or other data regulated, in each case, under any applicable Privacy Laws (hereinafter defined), including any such information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household, that is processed (including, collected, used and disclosed) by Seller or its Subsidiary in the conduct of the Business or operation of the Business (collectively, “Personal Information”); (ii) are in material compliance and, since the Lookback Date, have materially complied at all times with (A) each applicable Company Privacy Policy and (B) (x) all applicable Laws and binding guidelines from Governmental Authorities pertaining to privacy, data security, data protection, and information security, including with respect to sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information, as applicable, in all relevant jurisdictions, including, as applicable, the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) (“GDPR”) and/or any implementing or equivalent national Laws, the UK Data

Exhibit 2.1
Protection Act 2018, and the GDPR as incorporated into UK Law pursuant to the European Union (Withdrawal) Act 2018, the Children’s Online Privacy Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act (the “CAN-SPAM Act”), the California Consumer Privacy Act of 2018 (“CCPA”), and the New York SHIELD Act and (y) reputable industry practice, standards, self-governing rules, and policies pertaining to the same, in each case, by which the Seller Group or its processing are bound, including the Payment Card Industry Data Security Standard (collectively, “Privacy Laws”), including with respect to collection, processing, transfer, sharing, storing, security, use and disclosure of Personal Information by the Business; and (iii) maintains commercially appropriate policies, and implements appropriate technical, physical, and organizational measures and security systems and technologies in material compliance with all data security requirements under Privacy Laws designed to ensure the integrity and security of Personal Information processed and to prevent any accidental or unlawful destruction, loss, alteration, corruption, misuse of, or unauthorized access, acquisition or disclosure thereto. Neither Seller nor its Subsidiary has at any time since the Lookback Date suffered any security incident resulting in any theft, loss, unavailability, or unauthorized destruction, alteration, use, acquisition or disclosure of, or unauthorized access to, any such Personal Information (a “Security Incident”). No circumstance has arisen in which any Privacy Law would require Seller or its Subsidiary to notify a person or Governmental Authority of a Security Incident. Neither Seller nor its Subsidiary has at any time since the Lookback Date and is not currently: (i) under audit or investigation by any Governmental Authority regarding the collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information or any alleged or actual violation of any applicable Privacy Law, or (ii) subject to any third party notification, claim, demand, audit or action regarding the collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information or alleging that Seller or its Subsidiary have violated of applicable Privacy Laws, nor to the Knowledge of Seller, is any such action threatened against Seller or its Subsidiary, in each case of clauses (i) and (ii), in connection with the conduct of the Business or operation of the Business. The performance by Seller of this Agreement, and, immediately upon Closing, Purchaser’s use and processing of Personal Information transferred to Purchaser under this Agreement as such Personal Information was used and processed by the Business immediately prior to the Closing and in accordance with any applicable Company Privacy Policy or Contract, will not violate (i) any Privacy Laws, or (ii) any other privacy or data security requirements or obligations imposed under any Contracts on Seller or its Subsidiary, except in each case of clauses (i) or (ii), for such violations that would not be material to the Purchased Assets or the Business, taken as a whole.
3.8 Tax Matters.
(a) Tax Returns. Seller Group and each of their respective Subsidiaries has timely filed (taking into account valid extensions that have been granted) with the appropriate Governmental Authority all income and other material Tax Returns required to be filed by or with respect to any of them with respect to the Purchased Assets or the Business, and all such Tax Returns were true, accurate and complete in all material respects.

Exhibit 2.1
(b) Payment of Taxes. All material Taxes required to be paid by the Seller Group with respect to the Purchased Assets or the Business (whether or not shown as payable on any Tax Returns, and including under any Customary Contract) have been fully and timely paid.
(c) No Tax Liens. There are no Liens for Taxes on any of the Purchased Assets, other than for Taxes that are either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Stub Period Balance Sheet in accordance with GAAP.
(d) No Waivers. None of Seller Group or any of their respective Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax on or with respect to the Purchased Assets or the Business, in each case that has not since expired.
(e) Withholding Taxes; Information Reporting. The Seller Group and each of their respective Subsidiaries (i) has duly and timely withheld with respect to each of its employees, independent contractors, creditors, stockholders or other third Persons all material U.S. federal and state Taxes required to be withheld; (ii) has timely paid over such amounts to the appropriate Tax Authority; and (iii) has complied in all material respects with all applicable Laws pertaining to information reporting, record retention and transfer pricing (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions)in each case, to the extent relating to the Purchased Assets or the Business.
(f) No Audits. No audits, examinations or other Legal Proceedings with respect to Taxes or Tax Returns of Seller Group and its Subsidiaries in respect of the Purchased Assets or the Business are pending or presently in progress, none has been asserted or proposed in writing and have not been finally resolved, and there are no matters under discussion with any Governmental Authority with respect to the liability of Seller Group or any of their respective Subsidiaries with respect to Taxes in respect of the Purchased Assets or the Business. No written claim has been made by a Governmental Authority in a jurisdiction where Seller Group does not file Tax Returns of a certain type that Seller Group or any of their respective Subsidiaries is or may be subject to Tax or file such Tax Returns in that jurisdiction with respect to the Purchased Assets or the Business. All deficiencies asserted or assessments made or proposed against Seller Group or any of their respective Subsidiaries with respect to Taxes on or with respect to the Purchased Assets or the Business have been timely paid in full.
(g) Tax-Exempt Use Property; Ownership of Purchased Assets Section 197. None of the Purchased Assets (i) constitutes “tax-exempt use property” within the meaning of Section 168 of the Code, (ii) is subject to a lease, safe harbor lease or other arrangement as a result of which such assets are required for federal income Tax purposes to be treated as owned by a Person other than Seller or (iii) is subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar comparable limitation under state, local or foreign Law.
(h) Assumed Liabilities. None of the Assumed Liabilities is (i) an obligation to make a payment to any Person under any Tax allocation, sharing, indemnity obligation, or

Exhibit 2.1
similar agreement, arrangement, understanding, or practice with respect to Taxes, other than any Customary Contracts; (ii) an obligation under any record retention, transfer pricing, closing, or other agreement or arrangement with any Governmental Authority that will impose any Liability on the Purchaser after the Closing; (iii) an obligation to pay the Taxes of any Person as a transferee or successor, by contract, other than any Customary Contracts, or otherwise by operation of Law, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); or (iv) is or includes any amount under any escheat or unclaimed property Law.
Except as expressly provided otherwise, each representation made in this Section 3.8 with respect to Seller Group or any of its Subsidiaries is made with respect to each member of Seller Group and its Subsidiaries.
3.9 Employee Plans.
(a) Seller Benefit Plans. Section 3.9(a) of the Seller Disclosure Letter sets forth a complete and accurate list of each Seller Benefit Plan. With respect to each Seller Benefit Plan, to the extent applicable, Seller has made available to Purchaser true, correct and complete copies of the plan documents and summary plan descriptions. Seller does not have any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement covering the Business Employees, (B) to enter into any contract to provide compensation or benefits to any individual who is or would be a Business Employee or other Service Provider or (C) to modify, change or terminate any Seller Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code in any manner that would impact the Business Employees or other Service Providers.
(b) Absence of Certain Plans. Neither Seller nor any of its ERISA Affiliates has ever maintained, sponsored, contributed to or incurred any obligation or liability (contingent or otherwise) with respect to, or currently maintains, sponsors, or participates in, or contributes to or is required to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).
(c) Compliance. Each Seller Benefit Plan has been maintained, funded, operated, and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Seller Benefit Plans intended to qualify under Section 401(a) of the Code are so qualified, and each such Seller Benefit Plan has received or is permitted to rely upon a current favorable determination or opinion letter from the IRS as to its qualified status. Nothing has occurred with respect to any of such Seller Benefit Plan that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or Tax under ERISA or the Code, or otherwise adversely affect such Seller Benefit Plan’s qualified status.

Exhibit 2.1
(d) No Welfare Benefit Plan. No Seller Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health, or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.
(e) Section 409A. Each Seller Benefit Plan that is subject to Section 409A of the Code has complied in all material respects in form and operations with the requirements thereof, and no amount under any Seller Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B). Seller does not have any obligation to indemnify any current or former employee, officer, director or individual service provider of Seller for any Taxes or penalties imposed by Section 409A or 4999 of the Code.
(f) Section 280G. Neither the execution or delivery of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any Service Provider to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable or result in any other material obligation pursuant to any Seller Benefit Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any other event) by any Service Provider under any Seller Benefit Plan or otherwise could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and/or would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.
(g) Transaction-Related Compensation. Section 3.9(g) of the Seller Disclosure Letter sets forth a complete and accurate list of (i) each severance, change of control payment, stay bonus, retention bonus, and any other transaction-related bonus and all other compensation that may be then payable or thereafter become payable to any Service Provider solely to the extent resulting from, or arising in connection with, the consummation of the Transactions, (ii) the beneficiary of such compensation, (iii) the amount of such compensation and (iv) the date at which such compensation is required to be paid.
(h) Bonuses and Commissions. Section 3.9(h) of the Seller Disclosure Letter sets forth a complete and accurate list of (i) all Bonus Obligations, (ii) all Commission Obligations, (iii) the beneficiary of such compensation and (iv) the amount of such compensation.
3.10 Labor Matters.
(a) Union Activities. No member of Seller Group or their respective Subsidiaries is a party to any collective bargaining agreement, labor union contract or trade union agreement with respect to any Business Employees (collectively, “Labor Agreements”). There are no, and since January 1, 2019, there have been no activities or proceedings of any labor or trade union to organize any Business Employees (or former employees of the Business) with regard to their employment with Seller Group or their respective Subsidiaries. No Labor Agreement is being negotiated by any member of Seller Group or their respective Subsidiaries with respect to Business Employees. There is no, and since January 1, 2019, there has been no

Exhibit 2.1
material labor dispute, strike, controversy, slowdown, work stoppage or lockout against any member of Seller Group or their respective Subsidiaries pending or, to the Knowledge of Seller, threatened directly against any member of Seller Group or their respective Subsidiaries, in each case, involving Business Employees. There are no pending or, to the Knowledge of Seller, threatened union representation questions involving Business Employee.
(b) Employment Law Compliance. With respect to the Business Employees, the Seller Group and their respective Subsidiaries have complied in all material respects with applicable Laws and orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination or harassment in employment, employee health and safety, terms and conditions of employment, termination of employment, wages, overtime classification, hours, employee whistle-blowing, immigration, employment practices, classification of employees, consultants and independent contractors and collective bargaining). Except as would not be material, each member of Seller Group and their respective Subsidiaries, as applicable, has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.
(c) Employee Relations. The Business Employees are sufficient for the conduct of the Business as currently conducted and currently contemplated to be conducted. There has not been, and Seller does not anticipate or have any reason to believe that there will be, any adverse change in relations with Business Employees as a result of the announcement of the transactions contemplated by this Agreement. To the Knowledge of Seller, no current Business Employee intends, or is expected, to terminate their employment relationship with such entity following the consummation of the transactions contemplated hereby.
(d) Harassment. Since the Lookback Date, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the Knowledge of Seller, threatened against Seller, its Subsidiaries or any Service Providers in their capacities as such, (ii) to the Knowledge of Seller, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither Seller nor any other member of the Seller Group or their respective Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any Service Providers described in clause (i) hereof for which there remains outstanding obligations.
(e) COVID Measures. Since the Lookback Date, as related to COVID-19, Seller Group and their respective Subsidiaries have not (i) taken any material action with respect to any Business Employees, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, (ii) applied for or received loans or payments under the CARES Act or any other COVID-19 Measures, or claimed any tax credits or deferred any Taxes thereunder or (iii) experienced any material employment-related liability. Seller and its Subsidiaries are in compliance in all material respects with all COVID-19 Measures applicable to any location in which Seller or its Subsidiaries operate. To the extent Seller or any of its Subsidiaries is requiring Business Employees to perform in-person work in any locations subject to a health and safety order, Seller’s or such Subsidiary’s

Exhibit 2.1
requirements for in-person services meet the standards set forth in the current order. To the extent Seller is aware of any Business Employees that have tested positive for COVID-19, Seller or its applicable Subsidiary has taken all necessary precautions with respect to such Business Employee and his/her suspected close contacts required by any applicable federal, state, and local health authorities. Seller and its Subsidiaries have also documented any work-related injury and illness to the extent required by OSHA.
3.11 Permits. Section 3.11 of the Seller Disclosure Letter sets forth a true and complete list of all material Permits that are required for the operation of the Business as currently conducted. As of the date of this Agreement, Seller holds, to the extent legally required, all such Permits and all such Permits are valid and in full force and effect. No such Permits are subject to any administrative or judicial proceeding that is pending, or to the Knowledge of Seller, threatened by any Governmental Authority that has had or would reasonably be expected to result in any adverse modification, termination or revocation thereof. Seller complies as of the date of this Agreement and has since the Lookback Date been in compliance, in all material respects, with the terms of all such Permits, and no suspension, cancellation, modification or nonrenewal of any of such Permits is pending or, to the Knowledge of Seller, threatened. No such Permit is held in the name of any employee, officer, director, equityholder, agent or otherwise on behalf of any member of Seller.
3.12 Compliance with Laws.
(a) General Compliance. Seller Group is and since the Lookback Date, has been in material compliance with all Laws (including applicable COVID-19 Measures) that are applicable to it in the conduct or operations of the Business and the ownership or use of the Purchased Assets. Neither Seller Group nor any of its executive officers has received since the Lookback Date, nor is there any basis for, any notice, Order, complaint or other communication from any Governmental Authority or any other Person that the Seller Group is not in compliance in all material respects with any such Laws with respect to the conduct and operations of the Business or the ownership or use of the Purchased Assets.
(b) International Trade Laws. To the Knowledge of Seller, as of the date of this Agreement, (a) none of Seller or any of its officers, directors, managers or employees, or any person associated with or acting for or on behalf of such persons, is a Sanctioned Person or organized, resident, or located in a Sanctioned Country; (b) none of Seller or any of its officers, directors, managers or employees, or any person associated with or acting for or on behalf of such persons, conducted a material violation of International Trade Laws for the past five (5) years; and (c) within the past five (5) years, Seller has not made any voluntary disclosures to any governmental authority in relation to a possible violation of any International Trade Laws and has not been the subject of any governmental investigation or written inquiry regarding the compliance of Seller with such Laws or been assessed any fine or penalty under such Laws.
(c) Anti-Corruption. In the last five (5) years, none of the Seller and its directors, officers, employees, and to the Knowledge of Seller, agents or other third party representatives acting on behalf of Seller has, directly or indirectly, (i) committed a material violation of Anti-Corruption Laws; or (ii) made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give or received, or agreed to receive, any money, advantage or thing of value, directly or indirectly, to or from any “foreign official” (as defined in

Exhibit 2.1
the FCPA) or other Person in material violation of Anti-Corruption Laws. In the last five (5) years, Seller has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit, in each case concerning any material violation or wrongdoing related to Anti-Corruption Laws.
3.13 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no, and since the Lookback Date, there have been no, Legal Proceedings pending or, to the Knowledge of Seller, threatened against the Seller or, with respect to the Business or the Purchased Assets, or Seller Group’s ownership or operation thereof (including with respect to any matter arising from or related to COVID-19 or COVID-19 Measures), or any Subsidiary or Affiliate thereof, or against any present or former officer or director or manager of any of the foregoing in such individual’s capacity as such, in each case, with respect to the Business or the Purchased Assets. There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no Legal Proceeding which any member of the Seller Group or any Subsidiary or Affiliate thereof has commenced preparations for to initiate, against any other Person, with respect to the Business or the Purchased Assets.
(b) No Orders. There is no Order of any kind or nature pending or, to the Knowledge of Seller, threatened investigation by, any Governmental Authority relating to the Business, the Purchased Assets, Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Transaction Documents.
3.14 Insurance.
(a) Policies and Programs. Section 3.14 of the Seller Disclosure Letter sets forth all insurance policies and surety bonds maintained with respect to the Business and the Purchased Assets, including the type of coverage, the carrier, the amount of coverage and the term and annual premiums of such policies. All such policies are in full force and effect and no application therefor included a material misstatement or material omission. Each of the insurance policies and all self-insurance programs and arrangements relating to the Purchased Assets and the Business are in full force and effect. There is no pending claim under any of such policies or bonds that is material to the Business (i) as to which coverage has been questioned, denied or disputed or (ii) that would reasonably be expected to exceed the policy limits. Seller Group is in compliance in all material respects with the terms of such policies. To the extent deemed appropriate and reasonable by the Seller Board, all material insurable risks in respect of the Purchased Assets and the Business are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Business is engaged. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. Seller has not made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19, in each case with respect to the Business or the Purchased Assets to the extent material to the operation of the Business. As of the date hereof, with respect to any cyber and technology errors and omissions insurance policies related to the Business or the Purchased Assets, (x) the coverage under any of such policies is sufficient in the context of the business and operations in which the Business is

Exhibit 2.1
engaged, (y) there is no pending claim under any of such policies, and (z) there is no basis for any claim to be made under any of such policies.
(b) No Cancellation. To the Knowledge of Seller, there is no threatened material reduction in coverage in or material premium increase with respect to, cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals.
3.15 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements, business relationships or understandings between Seller or any its Subsidiaries, on the one hand, and any Seller Related Parties, on the other hand, with respect to the Business or the Purchased Assets, or pursuant to which such Seller Related Parties provides or receives any information, assets, properties, support or other services to or from the Business (excluding Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters provided by Parent). No Seller Related Party (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contract or customer of the Business; (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Business or the Purchased Assets uses or has used in the conduct of its operations; (c) has or has had any business dealings or a financial interest with any member of the Seller Group or their respective Subsidiaries with respect to the Business or involving the Purchased Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (d) has a material interest in any Person that purchases from or sells, licenses or furnishes to the Business any goods, property, technology or intellectual or other property rights or services. There are no outstanding notes payable to, accounts receivable from or advances by the Business or by any member of the Seller Group or any of its respective Subsidiaries in connection with the Business or involving the Purchased Assets, and neither the Business nor any member of the Seller Group or any of its respective Subsidiaries in connection with the Business is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Seller Related Parties.
3.16 Conduct of Business
. Except as set forth in Section 3.16 of the Seller Disclosure Letter, the Seller Group has conducted and operated the Business only through Seller and not through any other divisions or any direct or indirect Subsidiary or Affiliate of Parent.
3.17 Brokers. Except for the Seller Financial Advisor, the fees and expenses of which will constitute Unpaid Transaction Expenses and be paid at Closing or promptly following Closing, there is no financial advisor, investment banker, broker, finder, agent, or other Person that has been retained by or is authorized to act on behalf of the Seller Group who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.
3.18 Significant Customers and Suppliers. Section 3.18 of the Seller Disclosure Letter sets forth a complete and accurate list of (a) the fifteen (15) largest customers of the Business for the 12-month period ending March 31, 2022, as measured by the dollar amounts of revenue

Exhibit 2.1
generated thereby and showing such dollar amounts (each, a “Significant Customer”) and (b) the ten (10) largest suppliers and vendors to the Business for the 12-month period ending March 31, 2022, as measured by dollar amounts of purchases therefrom and showing such dollar amounts (each, a “Significant Supplier”). None of the Significant Customers or Significant Suppliers (i) has cancelled or terminated its business relationship with the Business, (ii) (x) within the preceding twelve (12) months, notified any member of the Seller Group or any of its respective Subsidiaries or Affiliates of its intent to cancel, terminate, limit, reduce, not renew or materially change any terms of its business relations with the Business or materially and adversely modify its business relationship with the Business, or (y) has threatened to take any such action as a result of the consummation of the Transactions, or (iii) is, or since the Lookback Date has been, engaged in a material dispute with the Business. With respect to the Business, Seller has not (A) experienced any material disruption in its supply chain networks as a result of COVID-19 that remains ongoing as of the date of this Agreement or (B) made any material changes to its supply chains or vendor services in response to COVID-19.
3.19 Title to and Sufficiency of Assets.
(a) Except as set forth in Section 3.19(a) of the Seller Disclosure Letter, Seller has good and valid title to, or, as applicable, valid leasehold interests in, all of the Purchased Assets (tangible and intangible, real, personal or mixed). All of the Purchased Assets are free and clear of Liens except for Permitted Liens or those items set forth in Section 3.19(a) of the Seller Disclosure Letter. Subject to Section 2.5, the delivery to Purchaser of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Transaction Documents will transfer to Purchaser good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Lien other than Permitted Liens.
(b) Except for the rights, licenses, services and benefits to be provided to Purchaser pursuant to the Transition Services Agreement, (i) the Purchased Assets (x) are adequate and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing, and (y) constitute all of the rights, property and assets used, held for use or necessary to conduct the Business as conducted immediately prior to the Closing and (ii) following the Closing, Purchaser will own or have a valid license to all assets, properties and rights currently used in the conduct or operation of the Business. Purchaser shall be able to use all such properties and assets, and take advantage of all such services and rights, in substantially the same manner after the Closing as such properties and assets were used, or such services or other rights were taken advantage of, by Seller and its Subsidiaries and Affiliates immediately prior to the Closing. Except as expressly provided hereunder, neither any member of the Seller Group nor any of its respective Subsidiaries or Affiliates will have after the Closing, any right, title, or interest in or to any Intellectual Property or Property, in each case, that is related to, used or held for use in connection with the Business. Neither Parent nor any of its Subsidiaries (other than Seller and its Subsidiary) holds title to any asset that is material to the Business or the Purchased Assets.
(c) Notwithstanding anything herein to the contrary, this Section 3.19 does not address and will not be construed as a representation or warranty regarding any Intellectual

Exhibit 2.1
Property infringement, violation, dilution or misappropriation matters, which will be addressed solely by Section 3.7(e).
3.20 Warranties. The Seller has heretofore delivered to the Purchaser true and correct copies of all written warranties currently in effect covering the respective Purchased Assets of the Business. Since the Lookback Date, the aggregate warranty expenses experienced during any one year by the Business did not exceed $25,000.
3.21 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Each of Parent and Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in this ARTICLE VI and the other Transaction Documents:
(i) None of Purchaser or its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Purchaser, its Subsidiaries or any of operation of the Business or otherwise in connection with this Agreement or the Transactions;
(ii) no Person has been authorized by Purchaser, any of its Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Purchaser, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by any of Parent or Seller or any of their respective Affiliates or Representatives as having been authorized by Purchaser, any of its Subsidiaries or any of their Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by Purchaser in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and Purchaser disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to any of Parent or Seller or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Each of Parent and Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE VI and the other Transaction Documents, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent or Seller or any of their respective Affiliates or Representatives, in connection with presentations by or discussions with Purchaser’s management whether prior to or after the date of this Agreement or in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Exhibit 2.1

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the Seller Disclosure Letter and Parent SEC Disclosures, Parent represents and warrants to Purchaser as follows:
4.1 Organization; Good Standing. Parent (a) is a corporation duly organized, validly existing and in good standing pursuant to the Laws of the State of Delaware; and (b) has the requisite corporate power and authority to conduct its business. Parent is duly qualified to do business and is in good standing (or the local equivalent) in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” or a local equivalent is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect.
4.2 Authority; Enforceability. Parent has all requisite corporate power and authority to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Transactions. The execution and delivery by Parent (and any of its applicable Affiliates who is a party to any Transaction Document) of this Agreement and the other Transaction Documents, the performance by Parent (and any of its applicable Affiliates who is a party to any Transaction Document) of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions have each been duly authorized by all necessary corporate action on the part of Parent (and any of its applicable Affiliates who is a party to any Transaction Document) and no vote or Consent of the Parent Stockholders or any other additional corporate actions or proceedings on the part of Parent or any other Person are necessary to authorize (i) the execution and delivery by Parent (and any of its applicable Affiliates who is a party to any Transaction Document) of this Agreement and the other Transaction Documents to which it is a party; (ii) the performance by Parent (and any of its applicable Affiliates who is a party to any Transaction Document) of its respective covenants and obligations hereunder and thereunder; or (iii) the consummation of the Transactions. This Agreement and the Transaction Documents to which Parent, or any of its applicable Affiliates who is a party to any Transaction Document, is a party have been duly executed and delivered by Parent (and such applicable Affiliate) and, assuming the due authorization, execution, and delivery by Purchaser, constitute legal, valid, and binding obligations of Parent and any of its applicable Affiliates who is a party to any Transaction Document, enforceable against Parent and any of its applicable Affiliates who is a party to any Transaction Document in accordance with their respective terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.
4.3 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of Parent (or any of its applicable Affiliates who is a party to any Transaction Document) in connection with the (a) execution and delivery by Parent (and any such applicable Affiliate who is a party to

Exhibit 2.1
any Transaction Document) of this Agreement and the other Transaction Documents to which it is a party; (b) performance by Parent (and any such applicable Affiliate who is a party to any Transaction Document) of its covenants and obligations hereunder and thereunder; or (c) consummation of the Transactions, except for such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act.
4.4 Parent Board Approval. The Parent Board has (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Documents to which it is a party and consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents and (ii) approved the execution and delivery by Parent of this Agreement and the other Transaction Documents to which it is a party, the performance by Parent of its covenants and other obligations in hereunder and thereunder, and the consummation of the Transactions upon the terms and conditions set forth in this Agreement and the other Transaction Documents. No vote or consent of the holders of any class or series of capital stock or other equity or voting interest in Parent is necessary to approve this Agreement, any Transaction Document or the transactions contemplated hereby or thereby,.
4.5 Non-Contravention. The execution and delivery by Parent of this Agreement and the other Transaction Documents to which it is a party, the performance by Parent of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent; (b) violate, conflict with, result in the loss of any benefit under, constitute a breach, default or event of default (or an event that, with notice or lapse of time or both, would become a breach, default or event of default) pursuant to, result in the termination of, accelerate the performance required by, result in a right of termination, acceleration, modification, amendment, suspension, revocation, payment or other entitlement pursuant to, or materially impair the rights of the Business or the Purchased Assets, or require any consent or notice under any Material Contract or material Permit; (c) violate or conflict with any Law applicable to Parent, the Business or any of the Purchased Assets or by which Parent, the Business or any of the Purchased Assets may be bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon the Business or any of the Purchased Assets, except in the case of each of clauses (b), (c) or (d), for such violations, conflicts, breaches, defaults, events of default, terminations, accelerations, payments, entitlements, consents or notices that would not be material to the Purchased Assets or the Business, taken as a whole. No “fair price”, “interested shareholder,” “business combination” or similar provision of any takeover Law is applicable to the transactions contemplated by this Agreement or the Transaction Documents.
4.6 Solvency. As of the Closing Date, and after giving effect to the payments and transactions contemplated by this Agreement and the other Transaction Documents, Parent (a) is “solvent” and not “insolvent”, as applicable within the meaning given those terms and similar terms under the Bankruptcy Laws and (b) has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due. No Order by any Governmental Authority has been made or petition presented, or resolution passed for the winding-up, or liquidation, and there is not outstanding, nor are there

Exhibit 2.1
circumstances that would entitle any Person to present: (i) any petition or order for the winding-up or administration; (ii) any appointment of a receiver over the whole or part of the undertaking of assets; (iii) any assignment by Parent for the benefit of its creditors; or (iv) any distress or execution or other process levied in respect which remains undischarged. The operations of Parent have not been terminated. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Letter, Seller represent and warrant to Purchaser as follows:
5.1 Organization; Good Standing. Seller (a) is a limited liability company duly organized, validly existing and in good standing pursuant to the Laws of the State of California; and (b) has the requisite limited liability company power and authority to own, lease and operate the Purchased Assets and to carry on the Business as it is presently being conducted and currently proposed to be conducted. Seller is duly qualified to do business and is in good standing (or the local equivalent) in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification necessary (to the extent that the concept of “good standing” or a local equivalent is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect. Parent is the record and beneficial owner of all equity interests in Seller, free and clear of any Liens.
5.2 Authority; Enforceability. Seller has all requisite limited liability company power and authority to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Transactions. The execution and delivery by Seller (and any of its applicable Affiliates who is a party to any Transaction Document) of this Agreement and the other Transaction Documents, the performance by Seller (and any of its applicable Affiliates who is a party to any Transaction Document) of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions have each been duly authorized by all necessary corporate any other action on the part of Seller (and any of its applicable Affiliates who is a party to any Transaction Document) and no additional corporate actions or proceedings on the part of Seller or any other Person are necessary to authorize (i) the execution and delivery by Seller (and any of its applicable Affiliates who is a party to any Transaction Document) of this Agreement and the other Transaction Documents to which it is a party; (ii) the performance by Seller (and any of its applicable Affiliates who is a party to any Transaction Document) of its respective covenants and obligations hereunder and thereunder; or (iii) the consummation of the Transactions. This Agreement and the Transaction Documents to which Seller, or any of its applicable Affiliates who is a party to any Transaction Document, is a party have been duly executed and delivered by Seller (and such applicable Affiliate) and, assuming the due authorization, execution, and delivery by Purchaser, constitute legal, valid, and binding obligations of Seller and any of its applicable Affiliates who is a party to any Transaction Document, enforceable against Seller and any of its applicable Affiliates who is a party to any

Exhibit 2.1
Transaction Document in accordance with their respective terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.
5.3 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of Seller (or any of its applicable Affiliates who is a party to any Transaction Document) in connection with the (a) execution and delivery by Seller (and any such applicable Affiliate who is a party to any Transaction Document) of this Agreement and the other Transaction Documents to which it is a party; (b) performance by Seller (and any such applicable Affiliate who is a party to any Transaction Document) of its covenants and obligations hereunder and thereunder; or (c) consummation of the Transactions, except for such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act.
5.4 Seller Board Approval. The Seller Board has (i) determined that it is in the best interests of Seller and its sole member, and declared it advisable, to enter into this Agreement and the other Transaction Documents to which it is a party and consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents, and (ii) approved the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by Seller of its covenants and other obligations in hereunder and thereunder, and the consummation of the Transactions upon the terms and conditions set forth in this Agreement and the other Transaction Documents. No vote or consent of the sole member of Seller is necessary to approve this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, except as has been obtained prior to the execution of this Agreement.
5.5 Non-Contravention. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by Seller of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) violate, conflict with, result in the loss of any benefit under, constitute a breach, default or event of default (or an event that, with notice or lapse of time or both, would become a breach, default or event of default) pursuant to, result in the termination of, accelerate the performance required by, result in a right of termination, acceleration, modification, amendment, suspension, revocation, payment or other entitlement pursuant to, or materially impair the rights of the Business or the Purchased Assets, or require any consent or notice under any Material Contract or material Permit; (c) violate or conflict with any Law applicable to Seller, the Business or any of the Purchased Assets or by which Seller, the Business or any of the Purchased Assets may be bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon the Business or any of the Purchased Assets, except in the case of each of clauses (b), (c) or (d), for such violations, conflicts, breaches, defaults, events of default, terminations, accelerations, payments, entitlements, consents or notices that would not be material to the Purchased Assets or the Business, taken as a whole. No “fair price”, “interested shareholder,” “business combination” or

Exhibit 2.1
similar provision of any takeover Law is applicable to the transactions contemplated by this Agreement or the Transaction Documents.
5.6 Solvency. As of the Closing Date, and after giving effect to the payments and transactions contemplated by this Agreement and the other Transaction Documents, Seller (a) is “solvent” and not “insolvent”, as applicable within the meaning given those terms and similar terms under the Bankruptcy Laws, and (b) has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due. No Order by any Governmental Authority has been made or petition presented, or resolution passed for the winding-up, or liquidation, and there is not outstanding, nor are there circumstances that would entitle any Person to present: (i) any petition or order for the winding-up or administration; (ii) any appointment of a receiver over the whole or part of the undertaking of assets; (iii) any assignment by Seller for the benefit of its creditors; or (iv) any distress or execution or other process levied in respect which remains undischarged;. The operations of Seller have not been terminated. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or its Subsidiaries.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Parent and Seller as follows:
6.1 Organization; Good Standing. Purchaser (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
6.2 Power; Enforceability. Purchaser has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Transactions. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its covenants and obligations under this Agreement and the consummation of the Transactions each have been duly authorized by all necessary action on the part of Purchaser and no additional actions on the part of Purchaser are necessary to authorize (i) the execution and delivery of this Agreement by Purchaser; (ii) the performance by Purchaser of its covenants and obligations under this Agreement; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.
6.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of their respective covenants and obligations under this Agreement, and the consummation of the Transactions do not (a) violate or conflict with any

Exhibit 2.1
provision of the Organizational Documents of Purchaser; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound; or (c) assuming the consents, approvals and authorizations referred to in Section 6.4 have been obtained, violate or conflict with any Law applicable to Purchaser or by which any of its properties or assets are bound, except in the case of each of clauses (b) or (c) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Purchaser Material Adverse Effect.
6.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Purchaser or its Affiliates in connection with the (a) execution and delivery of this Agreement by Purchaser; (b) performance by Purchaser of its respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Transactions, except (i) such filings with Governmental Authorities to satisfy the applicable Laws of states in which Purchaser is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other Consents the failure of which to obtain would have a Purchaser Material Adverse Effect.
6.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that would be reasonably expected to have a Purchaser Material Adverse Effect.
(b) No Orders. Purchaser is not subject to any order of any kind or nature that would be reasonably expected to have a Purchaser Material Adverse Effect.
6.6 Ownership of Parent Capital Stock. Neither Purchaser nor, to the knowledge of Purchaser, its directors, officers or employees (a) has owned any shares of Parent’s capital stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent, in each case during the two years prior to the date of this Agreement.
6.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent, or other Person that has been retained by or is authorized to act on behalf of Purchaser or its Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions for which the Seller Group would be liable.
6.8 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Purchaser, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III, ARTICLE IV, ARTICLE V and the other Transaction Documents:

Exhibit 2.1
(i) neither any member of the Seller Group nor any other Person makes, or has made, any representation or warranty relating to the Purchased Assets or the Business, or otherwise in connection with this Agreement or the Transactions;
(ii) no Person has been authorized by any member of the Seller Group or any of its respective Subsidiaries, Affiliates or Representatives to make any representation or warranty relating to the Purchased Assets or the Business or otherwise in connection with this Agreement or the Transactions, and, if made, such representation or warranty must not be relied upon by Purchaser or its Affiliates or Representatives as having been authorized by any member of the Seller Group or any of its respective Subsidiaries, Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by the Seller Group in this Agreement and the other Transaction Documents are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Seller disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Purchaser or its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III, ARTICLE IV or ARTICLE V, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transaction) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Purchaser or any of its Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of Seller in connection with the Transaction; (B) in connection with presentations by or discussions with Seller’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE VII
COVENANTS
7.1 Required SEC Filings and Other Matters.
(a) Following the Closing, if Parent determines that it is required to file any document with the SEC in connection with the Transaction pursuant to applicable Law (such document, as amended or supplemented, a “Required Filing”), then Parent will use its reasonable best efforts to promptly prepare and file such Required Filing with the SEC. Parent will use its reasonable best efforts to cause the Required Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent may not file any Required Filing with the SEC without first providing

Exhibit 2.1
Purchaser and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by Purchaser or its counsel.
(b) From and after the Closing until the one-year anniversary of the Closing, in the event Parent enters into any agreement or any transaction or series of transactions that would require the consent of Parent Stockholders pursuant to applicable Law, then Parent shall not consummate such transaction or series of transactions without first obtaining such consent of Parent Stockholders with respect thereto.
7.2 Employee Matters.
(a) Except as specifically provided in this Section 7.2: (i) Purchaser shall not adopt, become a sponsoring employer of, or have any obligations under or with respect to the Seller Benefit Plans, and the Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Seller Benefit Plan, whether such liabilities arise before, on or after the Closing Date, subject to the Transition Services Agreement; (ii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee before the Closing Date. For purposes hereof, with respect to the Seller Benefit Plans, claims under any medical, dental, vision, or prescription drug plan generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim in made; provided, however, that with respect to claims relating to hospitalization, the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any long or short term disability plan will be incurred on the date the Business Employee is first absent from work because of the condition giving rise to such disability and not when the Business Employee is determined to be eligible for benefits under the applicable Seller Benefit Plan.
(b) Purchaser shall, or shall cause one of its Affiliates to, extend offers of employment to each Business Employee set forth on Section 7.2(b) of the Seller Disclosure Letter who is actively at work as of the Closing Date (all such employees who accept Purchaser’s offer of employment are referred to as the “Transferring Employees”). For purposes of this Agreement, any Business Employee who is not at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty, illness, authorized short-term leave of absence or short-term disability) shall be deemed to be “actively at work”; provided, that any such individuals that are on authorized short-term leave of absence or short-term disability shall not be deemed to constitute “Transferring Employees” until such time as they return to active employment and until such time shall remain employees of the Seller Group. Seller shall terminate the employment of all Transferring Employees (other than as contemplated by the immediately preceding sentence) immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist Purchaser in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Purchaser makes offers of employment. For a period of one year following the Closing, Purchaser shall provide each Transferring

Exhibit 2.1
Employee employed during that period with base cash compensation and target cash incentive compensation opportunities that are at least equal to those provided by the Seller Group as of the date of this Agreement. For a period of one year following the Closing, Purchaser will cause to be provided to the Transferring Employees severance benefits that are no less favorable than those provided by the Seller Group as of the date of this Agreement.
(c) Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from Seller’s termination of the employment of any of its employees in connection with the Transactions hereby through the Closing Date.
(d) Seller and its ERISA Affiliates shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any Business Employee, former Business Employee or beneficiary of any such Business Employee or former Business Employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”), maintained by Seller and its ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise. Purchaser shall comply with the provisions of COBRA with respect to Transferring Employees who are covered under any Group Health Plan maintained by Purchaser after the Closing Date and any beneficiary of such a Transferring Employee.
(e) Following the Closing Date, Purchaser shall, pursuant to plans and arrangements established or maintained by Purchaser (the “Purchaser Welfare Plans”), provide the Transferring Employees with health and welfare benefits that are reasonably comparable, on an aggregate basis, to the health and welfare benefits provided to other, similarly situated employees of Purchaser. Purchaser shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferring Employees under Purchaser Welfare Plans, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Seller Benefit Plan and (ii) provide each Transferring Employee with credit under the Purchaser Welfare Plans for any co-payments and deductibles paid under the corresponding Seller Benefit Plans prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs.
(f) For purposes of determining eligibility to participate, vesting and determination of the level of benefits (but not accrual or entitlement to benefits other than severance benefit accrual where length of service is relevant) for Transferring Employees under all employee benefit plans and arrangements of Purchaser, Purchaser shall recognize service with Seller to the same extent recognized under the corresponding Seller Benefit Plans as in effect immediately prior to the Closing Date.
(g) Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 7.2 nor any provisions of this Agreement relating to employee benefit plans of the Purchaser will be deemed to (i) guarantee employment for any period of time for, or

Exhibit 2.1
preclude the ability of Purchaser or any of its Subsidiaries to terminate any Transferring Employee for any reason; (ii) prevent the amendment, modification, suspension or termination of any employee benefit plan after the Closing; (iii) create any third party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any employee benefit plan, program or arrangement.
7.3 Public Statements and Disclosure
. The initial press release concerning this Agreement and the Transaction will be a joint press release reasonably acceptable to the Seller Group and Purchaser and will be issued promptly following the Closing. Thereafter, the Seller Group, on the one hand, and Purchaser, on the other hand, will not issue any press release or make any public statement regarding the Transactions without obtaining the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be required to the extent disclosure regarding the Transactions to any Governmental Authority is required by applicable Law; provided that, prior to making any such required disclosure, the Party making such disclosure, to the extent practicable, shall provide prior written notice of such disclosure to the other Party and afford it a reasonable opportunity to comment thereon.
7.4 Tax Covenants.
(a) Transfer Taxes. Each of Purchaser, on the one hand, and Seller, on the other hand, shall be responsible for, and shall pay, fifty percent (50%) of all excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes (“Transfer Taxes”) arising as a result of the transactions contemplated by this Agreement (other than the transactions contemplated by the Assumption Agreement). For the avoidance of doubt, (i) Transfer Taxes shall not include any taxes based on income or any withholding taxes and (ii) any Transfer Taxes arising as a result of the transactions contemplated by the Assumption Agreement shall be borne solely by Seller. The party customarily responsible under applicable Law shall file all necessary Tax Returns with respect to Transfer Taxes and the non-preparing party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes.
(b) Assistance and Cooperation
. Following the Closing Date, each of Purchaser and Seller shall use commercially reasonable efforts to make available to the other party during normal business hours all books and records, Tax Returns, proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information (in each case, whether or not in existence as of the Closing Date) necessary or useful for the preparation (i) of Tax Returns for any Tax period ending on or prior to the Closing Date or (ii) for audits, inquiries or other disputes with any taxing authorities, in each case with respect to Seller relating to any Tax period ending on or prior to the Closing Date; provided that, (A) this Section 7.4(b) shall not require Seller to permit any inspection of any Tax Return that is not a Tax Return filed separately by Seller, in which case Seller shall instead provide the underlying information relevant to Seller Group and/or pro forma versions of such Tax Returns and (B) each Party shall have the right to redact any portions of any such Tax Return or Tax information deemed by it in good faith to be

Exhibit 2.1
confidential before providing any such Tax Return or Tax information to the other Party. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed with respect to Seller covering the periods up to and including the Closing Date, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to retain or cause to be retained all books and records in existence on the Closing Date and, following the Closing Date.
(c) Allocation of Closing Consideration
. Within ninety (90) Business Days following the Closing Date, Purchaser shall prepare and deliver to Seller a draft allocation of the Final Closing Consideration (including assumed liabilities and other relevant items treated as consideration for U.S. federal income tax purposes) among the Purchased Assets for purposes of Section 1060 of the Code and applicable Treasury Regulations and any corresponding provisions of state and local income Tax Law (the “Proposed Purchase Price Allocation”). Seller will review the Proposed Purchase Price Allocation and, to the extent Seller in good faith disagrees with the content of the Proposed Purchase Price Allocation, Seller will, within sixty (60) Business Days after receipt, provide written notice to Purchaser of such disagreement. Seller and Purchaser will attempt in good faith to resolve any such disagreement. If Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) Business Days after Seller provides written notice of its disagreement, such dispute shall be resolved by the Accounting Firm in accordance with the dispute resolution procedures described in Section 2.9(c), mutatis mutandis (such final Purchase Price Allocation, as finally resolved, the “Purchase Price Allocation”). Purchaser and Seller shall file IRS Form 8594, and all federal, state, local and non-U.S. Tax Returns, in accordance with the Purchase Price Allocation, and neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or non-U.S. Law) and any additional amounts that are treated as consideration for the assets of Seller for U.S. federal, and applicable state and local, income Tax purposes subsequent to the Closing (including any adjustments to the Closing Consideration) shall be allocated at the time such amounts are paid in a manner consistent with the Purchase Price Allocation. Any indemnification or other payment treated as an adjustment to the Final Closing Consideration for tax purposes shall be reflected as an adjustment to the amount allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among such in accordance with Section 7.4(c).
(d) Tax Returns. Seller shall file or cause to be filed when due (taking into account all extensions properly obtained) any and all non-income Tax Returns of Seller with respect to taxable periods ending on or prior to the Closing Date that relate to Asset Taxes. Such Tax Returns shall be prepared and timely filed by Seller consistent with past practice (except as required by applicable Law), unless Purchaser consents in writing to such deviation from past practice (such consent not to be unreasonably withheld, delayed or conditioned).
(e) Allocations of Asset Taxes. Asset Taxes levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the

Exhibit 2.1
Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period (taking into account any Asset Tax Payments made by the Seller Group prior to the Closing) and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.
(f) Technology Transfer Agreement. This Agreement is intended to constitute a “technology transfer agreement” within the meaning of California Revenue and Taxation Code Section 6011(c)(10) and California Board of Equalization Sales and Use Tax Regulations Section 1507 and therefore it is intended that the transactions effected pursuant to this Agreement shall not be subject to California sales and use tax.
(g) The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided that nothing contained in this Section 7.4(g) will limit recoveries available to the Purchaser and its Affiliates pursuant to Section 8.1.
7.5 Release.
(a) Effective as of the Closing, Seller Group, on behalf of itself and the other Seller Related Parties (including TutorMe RUS LLC) hereby unconditionally and irrevocably and forever release and discharge the Purchaser Related Parties, of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Purchaser Related Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising contemporaneously with or prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date arising out of or related to the Business or the Purchased Assets, and the ownership, management, business, operations, and assets and liabilities thereof (including, for the avoidance of doubt, any Liability for any intercompany claims to payment and any other amount owed by the Business to Parent, Seller or any of their respective Subsidiaries or Affiliates as of the Closing); provided, that nothing in this Section 7.5 shall be deemed to limit any rights pursuant to this Agreement or any Transaction Documents.
(b) Seller Group, on behalf of itself and the other Seller Related Parties acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

Exhibit 2.1
FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Each Seller Related Party acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, each Seller Related Party agrees that effective as of the Closing, it shall be deemed to waive any such provision.
7.6 Covenants Regarding Information.
(a) On the Closing Date, the Seller Group shall deliver or cause to be delivered to Purchaser all original or copies of agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to the Purchased Assets or the Business, that are in the possession of or under the control of the Seller Group or any of its respective Subsidiaries. Following the Closing Date, the Seller Group shall not retain in its possession or under its control, in any form, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes or any other storage medium that contains any agreements, documents, books and records, files and other information, relating to the Purchased Assets and or the Business (including any personal or other information stored on any media by any Transferring Employees), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of the Seller Group (including any “cloud” storage platform), subject to Seller Group’s general document retention practices and subject to Section 2.2(h) and Section 7.8. If, notwithstanding the foregoing, the Seller Group discovers following the Closing Date that it or any of its Subsidiaries is in possession of or has under its control any such items, the Seller Group shall deliver to Purchaser any such items.
(b) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser of the Seller Group after the Closing or for any other reasonable purpose, for a period of six years following the Closing, the Seller Group shall, to the extent reasonably practicable: (i) retain all books, documents, information, data, files and other records of the Seller Group that relate to the Purchased Assets or the Business for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser; (ii) upon reasonable notice, afford Purchaser and its Representatives reasonable access (including for inspection and copying, at Purchaser’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to Purchased Assets or the Business; and (iii) furnish Purchaser and its Representatives reasonable assistance (at Purchaser’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of six years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters. The Seller Group shall permit, reasonably promptly upon reasonable request and to the extent reasonably practicable, Purchaser and its Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be

Exhibit 2.1
returned to the Seller Group following such use. The Seller Group shall not destroy any such books and records.
7.7 Non-Competition; Non-Solicitation.
(a) For a period of three years following the Closing, Parent and Seller shall not, and shall cause their respective Subsidiaries not to, directly or indirectly through any Person or contractual arrangement:
(i) engage in the Business anywhere in the United States and anywhere worldwide where the Business is conducted and contemplated to be conducted as of the Closing Date (“Competing Business”), or own, operate, join, control, or participate in any business or Person engaged in a Competing Business;
(ii) solicit, induce or attempt to induce to leave the service of the Business, offer employment or other engagement to provides services, recruit or hire any person who at any time on or after the date of this Agreement is a Transferring Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Transferring Employees or (B) Seller or any of its Affiliates from soliciting, recruiting or hiring any Transferring Employee who has ceased to be employed or retained by Purchaser or any of its Affiliates or Subsidiaries for at least 12 months;
(iii) adversely impact or interfere with the relationship between any customer, supplier, vendor, referral source, partner, licensee or business relation of the Business (including, without limitation, inducing such Person to cease doing business, or materially reduce such business with, Purchaser or the Business or making any negative statements or communications about Purchaser or the Business); or
(iv) disparage Purchaser or any of its Affiliates in any way that adversely affects the goodwill, reputation or business relationships of the Business, Purchaser or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.
(b) Each of Parent and Seller acknowledges that the covenants of the Seller Group set forth in this Section 7.7 are an essential element of this Agreement and that any breach by any member of the Seller Group of any provision of this Section 7.7 will result in irreparable injury to Purchaser. Each of Parent and Seller acknowledges that in the event of such a breach, in addition to all other remedies available at Law, Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each of Seller and Parent has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.7 are reasonable and proper to protect the legitimate interest of Purchaser.
(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 7.7 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller Group’s conduct that are reasonable in

Exhibit 2.1
light of the circumstances and as are necessary to assure to Purchaser the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 7.7 because taken together they are more extensive than necessary to assure to Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
7.8 Confidentiality.
(a) Effective as of the Closing, the Confidentiality Agreement and the obligations of the parties thereunder shall terminate in their entirety.
(b) For a period of two (2) years from the Closing Date, the Seller Group shall not, and shall use commercially reasonable efforts to cause its Affiliates and its and their Affiliates’ respective Representatives that receive access to Confidential Information not, (x) to disclose or otherwise make available any Confidential Information to any Person other than Purchaser Party and its Representatives acting on its behalf, or (y) to otherwise use or exploit any Confidential Information, except, solely with respect to the immediately preceding clause (x), (i) solely to the extent necessary to comply with, or enforce its rights under, this Agreement or the other Transaction Documents, (ii) as requested or expressly permitted in writing by Purchaser or any of its Affiliates, (iii) in connection with the defense or prosecution of any Legal Proceeding arising from or relating to this Agreement or the other Transaction Documents, (iv) is lawfully acquired by such Party, and of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (v) to the extent compelled or required by any Governmental Authority or by other requirements of applicable Law or as otherwise required to comply with any Tax, regulatory reporting, audit or other compliance obligations. “Confidential Information” means all confidential and proprietary information, documents, and materials relating to the Purchased Assets or the Business, including trade secrets, Intellectual Property, software and documentation, client information, subcontractor information (including lists of clients and subcontractors), internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, internal audit reports, contracts and sales proposals, pricing and costs of specific products and services, training materials, employment records, performance evaluations, and other sensitive information; provided, however, that “Confidential Information” will not include information that was or becomes generally available to the public through no breach of this Agreement by the Seller Parties or any of their respective Representatives.
(c) Effective as of the Closing, the Seller hereby assigns to Purchaser all of the Seller’s right, title and interest in and to any confidentiality agreements related to the Purchased Assets or the Business entered into by the Seller (or any of its respective Affiliates or Representatives), on the one hand, and each Person (other than Purchaser and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the Purchased Assets or the Business, on the other hand.

Exhibit 2.1
7.9 Mail and Other Communications. Following the Closing for a period of 180 days, the Seller Group and its respective Subsidiaries may receive mail, packages and other communications (including electronic communications) properly relating to the Purchased Assets, and vice versa. Accordingly, at all times following the Closing:
(a) Purchaser authorizes the Seller Group and its respective Subsidiaries (i) to receive and open all mail, packages and other communications received by them and not clearly related to the Purchased Assets, and to retain the same to the extent that they are not related to the Purchased Assets, and (ii) to the extent such mail, packages and other communications are related to the Purchased Assets, Parent or its designee shall reasonably promptly after becoming aware thereof take commercially reasonable steps to refer, forward or otherwise deliver such mail, packages or other communications to Purchaser (or, in case the same relate to the Purchased Assets and any member of the Seller Group or any of its respective Subsidiaries, copies thereof). The provisions of this Section 7.9(a) are not intended to, and shall not be deemed to, constitute an authorization by Purchaser to permit any member of the Seller Group or any of its respective Subsidiaries to accept service of process on its behalf, and no member of the Seller Group or any of its respective Subsidiaries are or shall be deemed to be the agent of Purchaser for service of process purposes.
(b) (i) The Seller Group authorizes Purchaser to receive and open all mail, packages and other communications received by Purchaser and not clearly intended for the Seller Group or any of its respective Subsidiaries, officers or directors, and to retain the same to the extent that they are not related to the Seller Group, and (ii) to the extent such mail, packages and other communications are related to the Seller Group or any of its respective Subsidiaries, Purchaser shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to Parent (or, in case the same relate to both the Purchased Assets or the Business and any member of the Seller Group or any of its respective Subsidiaries, copies thereof). The provisions of this Section 7.9(b) are not intended to, and shall not be deemed to, constitute an authorization by Seller or any of its Subsidiaries to permit Purchaser to accept service of process on its behalf, and Purchaser is not and shall not be deemed to be the agent of any member of the Seller Group or any of its respective Subsidiaries for service of process purposes.
7.10 Payments To or From Third Parties. The Seller Group shall reasonably promptly pay or deliver to Purchaser any monies or checks that are in respect of the Purchased Assets that have been delivered to any member of the Seller Group or any of its respective Subsidiaries after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties of the Business relating to the Purchased Assets. Purchaser shall promptly pay or deliver to Parent any monies or checks that have been sent to Purchaser or any of its Affiliates to the extent they are in respect of any member of the Seller Group or any of its respective Subsidiaries. The parties acknowledge and agree that there is no right of offset regarding such payments referred to in this Section 7.10 and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any Transaction Document.
7.11 Wrong Pockets. If, for a period of one (1) year after the Closing, any right, property or asset that is primarily related to the business of any member of the Seller Group or

Exhibit 2.1
any of its respective Subsidiaries (other than the Purchased Assets or the Business) as of immediately prior to the Closing is found to have been transferred to Purchaser in error, either directly or indirectly, Purchaser shall transfer, at no additional cost, such right, property or asset (and any related liability) as soon as practicable to Parent or an Affiliate thereof indicated by Parent. If, for a period of one (1) year after the Closing, any right, property or asset that is a Purchased Asset is found to have been retained by any member of the Seller Group or any of its respective Subsidiaries or Affiliates in error, either directly or indirectly, then the Seller Group shall transfer, or shall cause the applicable Affiliate to transfer, at no cost, such right, property or asset (and any related liability) as soon as practicable to Purchaser, as agreed between the Parties. The Parties intend that any right, property, or asset transferred pursuant to this Section 7.11 shall be treated for Tax purposes as owned from the Closing Date by the Seller Group pursuant to this Agreement and the Transaction Documents and that the transfers contemplated by this Section 7.11 be disregarded for all applicable Tax purposes; provided, however, that if any Tax Authority takes a position inconsistent with the foregoing or if any Tax is determined, imposed, assessed or collected in connection with any such ownership or transfer, the Seller Group shall indemnify and hold harmless Purchaser and its Affiliates, and shall pay on demand as directed by Purchaser, any such Taxes.
7.12 Use of Name. No later than 60 days following the date hereof, the Seller Group shall, and shall cause its Affiliates to, change the name of any Subsidiary or Affiliate of the Seller Group (other than Seller) to a name bearing no resemblance to “TutorMe” or any similar, derivative or related names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing the foregoing, or otherwise, in whatever context used, including any trademark registrations (or applications for registration) related thereto and any name or mark confusingly similar thereto (collectively, the “Purchaser Marks”) and all goodwill associated with the foregoing. After 60 days following the date hereof, no member of the Seller Group nor any of their respective Subsidiaries or Affiliates shall use any of the Purchaser Marks in the operation of their businesses.
7.13 Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Seller’s performance and other obligations in this Agreement and any Transaction Document to which Seller is a Party (the “Parent Guarantee”), and perform any such obligations on behalf of Seller following the Closing. Parent agrees that neither Purchaser nor any of its Affiliates shall be required to pursue any right or remedy they may have against Parent or Seller under this Agreement or any Transaction Document or to first commence any Legal Proceeding or obtain any judgment against Seller in order to enforce the Parent Guarantee pursuant to this Section 7.13. The Parent Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting or relating to the enforcement of creditors’ rights and remedies generally or by general equitable principles (whether considered in a proceeding at equity or at law). Parent hereby waives presentation for payment, protest, demand for payment and notice of default or nonpayment to or upon Seller with respect to the Parent Guarantee. The Parent Guarantee is an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any of the Transaction Documents (except to

Exhibit 2.1
the extent such extension or modification materially affects Parent’s obligations hereunder) until all obligations of Seller under this Agreement and each of the Transaction Documents have been paid and/or performed in full.
7.14 Purchaser Parent Guarantee. Purchaser Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Purchaser’s performance and other obligations in this Agreement and any Transaction Document to which Purchaser is a Party (the “Purchaser Parent Guarantee”), and perform any such obligations on behalf of Purchaser following the Closing. Purchaser Parent agrees that neither Seller Group nor any of its Affiliates shall be required to pursue any right or remedy they may have against Purchaser or Purchaser Parent under this Agreement or any Transaction Document or to first commence any Legal Proceeding or obtain any judgment against Purchaser in order to enforce the Purchaser Parent Guarantee pursuant to this Section 7.14. The Purchaser Parent Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Purchaser Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting or relating to the enforcement of creditors’ rights and remedies generally or by general equitable principles (whether considered in a proceeding at equity or at law). Purchaser Parent hereby waives presentation for payment, protest, demand for payment and notice of default or nonpayment to or upon Purchaser with respect to the Purchaser Parent Guarantee. The Purchaser Parent Guarantee is an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any of the Transaction Documents (except to the extent such extension or modification materially affects Purchaser Parent’s obligations hereunder) until all obligations of Purchaser under this Agreement and each of the Transaction Documents have been paid and/or performed in full.
7.15 Payment of Liabilities.
The Seller Group shall pay or otherwise satisfy in the ordinary course of business the Excluded Liabilities.
7.16 Dissolution and Wind-Down.
At any time following the six month anniversary of the date hereof, upon written notice to Purchaser, Seller in its sole discretion may choose to cease commercial operations and wind-down its business, liquidate and dissolve as promptly as practicable thereafter.
7.17 Additional Covenants.
(a) Waiver of Parent’s Rights Under Source Code Escrow Agreement. On and following the Closing, Parent agrees to refrain from exercising its right to request access to or to receive all or any part of the source code included in the Business Software that is subject to the Escrow as a Service Access Agreement by and between Parent, Seller and NCC Group Escrow Associates, LLC (“NCC”) dated October 25, 2021 (the “Source Code Escrow Agreement”). Parent hereby irrevocably waives all of its rights to access Material (as defined in the Source Code Escrow Agreement) under Section 6 and Section 13.14 to revoke termination of the Source Code Escrow Agreement. Without limiting the foregoing, neither Parent nor Seller will assert or agree to the occurrence of a Release Event (as defined in the Source Code Escrow Agreement) in any notice to or correspondence with NCC or otherwise. Parent acknowledges and agrees that

Exhibit 2.1
upon Closing, it shall have no right to access, retain or use any source code included in the Business Software, including any Material and Seller agrees that it will not provide Parent with access to such source code, whether in connection with the Source Code Escrow Agreement or otherwise. In addition, Parent shall use reasonable efforts to cause NCC to execute the Escrow as a Service Access Agreement Termination as promptly as practicable after the Closing.
(b) UAGC Termination and Waiver by Parent.
. Effective as of the Closing, Parent hereby agrees that, notwithstanding the terms of that certain Strategic Services Agreement by and among Parent, the University of Arizona Global Campus, an Arizona nonprofit corporation (“Client”), and the Arizona Board of Regents, a body corporate, for and on behalf of the University of Arizona effective December 1, 2020 (as amended to date, the “SSA Agreement”), during the term of the SSA Agreement, Parent will not (i) provide tutoring services, (ii) select any third party vendor services or products utilized in connection with such services, and (iii) contract with any third party for the performance of any such services (the “Tutoring Services”), to the Client and, further, Parent hereby waives any and all rights it may have under the SSA Agreement to provide the Tutoring Services to the Client, whether on an exclusive basis or otherwise.
(c) UAGC Termination and Waiver by UAGC. Parent shall use reasonable efforts to cause the Client to execute a termination and waiver with respect to the Tutoring Services under the SSA Agreement, in the form attached hereto as Exhibit I (the “UAGC Exclusivity Termination and Waiver”) as promptly as practicable after the Closing.
7.18 Further Assurances.
Subject to Section 2.5, following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such additional documents, instruments, conveyances, notices, assumptions, releases, assurances and other instruments and take such further actions as may be necessary or appropriate to fully assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed or delivered, to Purchaser all of the properties, rights, titles, interest, estates, remedies, power and privileges intended to be assigned, conveyed, transferred or delivered to Purchaser under this Agreement and the Transaction Documents and to otherwise carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable.
ARTICLE VIII
INDEMNIFICATION
8.1 Indemnification by Seller Group.
Effective at and after the Closing, subject to the terms and conditions contained in this ARTICLE VIII, Parent and Seller shall, jointly and severally, indemnify and hold harmless Purchaser, any Purchaser Related Parties and their respective successors and permitted assigns (“Purchaser Indemnified Parties”) from and against, and shall pay, compensate and reimburse the Purchaser Indemnified Parties for, any and all losses, damages, enhanced damages liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in

Exhibit 2.1
investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), regardless of whether or not such Losses relate to any third party claim, that are incurred or suffered by Purchaser Indemnified Parties as a result of, arising from, or related to:
(a) any Excluded Asset or Excluded Liabilities;
(b) any breach of covenant or agreement made or to be performed by any member of the Seller Group pursuant to this Agreement (for the avoidance of doubt, excluding any breach of representations or warranties made by any member of the Seller Group pursuant to ARTICLE III, ARTICLE IV and ARTICLE V hereof); and
(c) to the extent such Losses exceed the coverage limit available to cover such Losses under the R&W Policy, Fraud.
8.2 Indemnification by Purchaser.
(a) Effective at and after the Closing, subject to the terms and conditions contained in this ARTICLE VIII, Purchaser shall indemnify and hold harmless each of the members of the Seller Group and their respective Affiliates and their respective Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against, and shall pay, compensate and reimburse the Seller Indemnified Parties for, any and all Loss regardless of whether or not such Losses relate to any third party claim, that are incurred or suffered by Seller Indemnified Parties as a result of, arising from, or related to, (a) any breach of a covenant or agreement made or to be performed by Purchaser pursuant to this Agreement, (b) Assumed Liabilities with respect to the Purchased Assets that are Business Contracts solely to the extent Seller is liable for any non-performance or breach of such Business Contracts during the period following the Closing, and (c) Fraud.
8.3 Indemnification Procedures.
(a) Purchaser shall administer all claims for indemnification hereunder on behalf of the Purchaser Indemnified Parties. Purchaser, on behalf of the Purchaser Indemnified Party that seeks indemnification under Section 8.1 agrees to promptly provide written notice to Parent of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 8.1. Such written notice shall set forth in reasonable detail such Third Party Claim, the damages claimed therein and the basis for indemnification (taking into account the information then available to Purchaser). The failure to so notify Parent shall not relieve Parent of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced Parent. Purchaser shall deliver to Parent promptly copies of all material notices and documents (including material court papers) received by Purchaser relating to the Third Party Claim and include any such notices and documents with the Third Party Claim provided to Parent.
(b) Parent shall administer all claims for indemnification hereunder on behalf of the Seller Indemnified Parties. Parent, on behalf of the Seller Indemnified Party that seeks indemnification under Section 8.2 agrees to promptly provide written notice to Purchaser of an Third Party Claim in respect of which indemnity may be sought under Section 8.2. Such written notice shall set forth in reasonable detail such Third Party Claim, the damages claimed therein

Exhibit 2.1
and the basis for indemnification (taking into account the information then available to Parent). The failure to so notify Purchaser shall not relieve Purchaser of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced Purchaser. Parent shall deliver to Purchaser promptly copies of all material notices and documents (including material court papers) received by Parent relating to the Third Party Claim and include any such notices and documents with the Third Party Claim provided to Purchaser.
(c) A party with an obligation to indemnify pursuant to this ARTICLE VIII (the “Indemnifying Party”) shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.3, shall be entitled to control (the exercise of which right to control shall conclusively establish thereby such Indemnifying Party’s obligation to indemnify the applicable Purchaser Indemnified Party or Seller Indemnified Party (such party, the “Indemnified Party”) in respect of such Third Party Claim, subject to the terms and conditions in this Agreement) and appoint lead counsel for such defense, in each case at its own expense, upon written notice to the applicable Indemnified Party that it shall assume control of and conduct the defense of such Third Party Claim.
(d) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party or any of such Indemnified Party’s Affiliates, (iii) any Indemnifying Party or any of its respective Subsidiaries or Affiliates is also a party to such Third Party Claim, and in the opinion of the Indemnified Party’s outside counsel, a conflict exists between any Indemnifying Party and any Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party), (iv) the Third Party Claim seeks a finding or admission of a violation of Law (including any Third Party Claim seeking to impose criminal fines, penalties or sanctions) or any judgment of a Governmental Authority against any Indemnified Party, (v) the Third Party Claim involves a dispute with any material business relation of the Indemnified Party and its Affiliates (with respect to the Purchaser Indemnified Parties, such material business relations to include Significant Customers and Significant Suppliers), and (vi) upon petition by any Indemnified Party, an appropriate court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim.
(e) If the Indemnifying Party has the right to, in accordance with this Section 8.3, and elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim: (x) the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim vigorously and in good faith; (y) the Indemnified Party, prior to the period in which an Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of such Indemnified Party’s rights to defense and indemnification pursuant hereto, but with such actions not being determinative of the amount of any Losses except to the extent such Indemnifying Party’s ability to defend such action is materially prejudiced by such actions; and (z) the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying

Exhibit 2.1
Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each, a “Settlement”) unless: (i) the claimant and the Indemnifying Party provide to the Indemnified Party an unqualified release from all liability in respect of the Third Party Claim; (ii) such Settlement does not impose any liabilities or obligations on any Indemnified Party; and (iii) with respect to any non-monetary provision of such Settlement, such provisions would not, in the Indemnifying Party’s reasonable judgment, have or be reasonably expected to have any adverse effect on the business, assets, properties, financial condition, or results of operations of the Indemnified Party and its Affiliates.
(f) If the Indemnifying Party does not so assume or does not have the right to so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense. The Indemnified Party shall not agree to any Settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).
(g) The party not controlling the defense of a Third Party Claim may participate in such defense and may hire separate counsel at its own expense, and the party controlling such defense shall consider in good faith the recommendations made by the other party with respect thereto.
(h) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim, including by (i) furnishing or causing to be furnished such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; (ii) furnishing information regarding and, upon request, procuring the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing; (iii) furnishing documentary evidence to the extent available to it or its Affiliates; and (iv) providing access to any other relevant party, including any Representatives of the other parties as reasonably needed.
(i) In the event an Indemnified Party has an indemnification claim under this ARTICLE VIII against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to promptly provide a written notice in respect of such claim to the Indemnifying Party (a “Claim Notice”). Such Claim Notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced such Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days following the receipt of such Claim Notice that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Losses with respect to such claim, such Losses shall be conclusively deemed a Liability of Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Losses arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such

Exhibit 2.1
dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.11.
8.4 Effect of Insurance and Other Recoveries. The amount of any Losses for which indemnification is provided under this ARTICLE VIII shall be reduced by (i) any insurance proceeds actually received by the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification, other than the R&W Policy (less the amount of the applicable deductibles, costs and expenses incurred in procuring such proceeds, costs of recovery and collection thereof and a good faith estimate of any increase in premium expense as a result of such claims) and (ii) any amounts that are actually recovered (less the amount of the actual costs and expenses incurred in procuring such proceeds) by the Indemnified Party or any of its Affiliates from any third party in connection with the facts giving rise to the right of indemnification.
8.5 Tax Treatment. The parties agree to treat any payment made pursuant to Section 7.4 or this ARTICLE VIII as an adjustment to the Final Closing Consideration for U.S. federal (and, as applicable, state, local and non-U.S.) income Tax purposes, unless otherwise required by applicable Law.
ARTICLE IX
GENERAL PROVISIONS
9.1 No Survival of Representations and Warranties. Except in the event of Fraud, the representations and warranties of Seller, Parent and Purchaser contained in this Agreement, except the representations set forth in Section 3.21(b) or Section 6.8(b), will terminate at the Closing. All agreements and covenants of the Parties set forth herein shall survive the Closing until fully performed in accordance with their terms.
9.2 Notices.
(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email). In each case, the intended recipient is set forth below:
if to Purchaser:
GoGuardian, Inc.
c/o Sumeru Equity Partners
2020 Pioneer Ct
San Mateo, CA 94403
Attention: Sanjeet Mitra and Jack McCabe
Email: Sanjeet.Mitra@sumeruequity.com and
jack.mccabe@sumeruequity.com

Exhibit 2.1
with a copy (which will not constitute notice) to:
Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105-0921
Attention: Lilit Voskanyan and Michelle Gourley
Email: LVoskanyan@gibsondunn.com and MGourley@gibsondunn.com if to Parent or Seller, to:
Zovio Inc
1811 East Northrop Boulevard
Chandler, Arizona 85286
Attn: SVP, General Counsel Email: Matt.Mitchell@zovio.com

with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105
Attn: Robert Ishii Email: rishii@wsgr.com

(b) Additional Procedures. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal, or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3 Amendment
. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed by each of Purchaser, Parent and Seller (in the case of Parent and/or Seller, pursuant to authorized action by the Parent Board or Seller Board, as applicable, or the applicable committee thereof).
9.4 Waiver. Any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such waiver

Exhibit 2.1
will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Purchaser will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Closing (a) in connection with a merger or consolidation involving Purchaser or other disposition of all or substantially all of the assets of Purchaser; (b) to any of its Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.
9.6 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Seller Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.
9.7 Third Party Beneficiaries. The Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement.
9.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.
9.9 Remedies.
(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) Specific Performance.
(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A)

Exhibit 2.1
the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement; and (B) the right of specific enforcement is an integral part of the Transaction and without that right, none of Parent, Seller or Purchaser would have entered into this Agreement.
(ii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Parent and/or Seller, on the one hand, or Purchaser, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing, or posting of any such bond or other security.
9.10 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to conflicts of laws rules.
9.11 Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement or the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.11 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of Purchaser, Parent and Seller agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
9.12 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

Exhibit 2.1
LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
9.13 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.
9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.
[Signature page follows.]

Exhibit 2.1

The Parties are signing this Agreement on the date stated in the introductory clause.

ZOVIO INC
By:	/s/ Randy J. Hendricks
Name: Randy Hendricks
Title: Chief Executive Officer

TUTORME, LLC
By:	/s/ Myles Hunter
Name: Myles Hunter
Title: Chief Executive Officer

LIMINEX, INC.
By:	/s/ Michael Jonas
Name: Michael Jonas
Title: Chief Financial Officer and Secretary

ZORRO HOLDCO, LLC
By:	/s/ Michael Jonas
Name: Michael Jonas
Title: Chief Financial Officer and Secretary